SECURITIES  AND  EXCHANGE  COMMISSION
                                        Washington, D.C. 20549
                                               --------------------

                                                 FORM S-1/A
                                        Registration Statement
                                                      under
                                     The Securities Act of 1933

                                       Media Entertainment, Inc.
                 (Exact name of Registrant as specified in its charter)

NEVADA                               4841                        72-1346591
(State or other      (Primary Standard Industrial      (IRS Employer
Jurisdiction of       Classification Code Number)     Identification No.)
incorporation or
organization)

             8748 Quarters Lake Road, Baton Rouge, Louisiana 70809
                                             (504) 922-7744
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                             David M. Loflin
                                                  President
                                      Media Entertainment, Inc.
             8748 Quarters Lake Road, Baton Rouge, Louisiana 70809
                                             (504) 922-7744
             (Name, address, including zip code, and telephone number,
                            including area code, of agent for service)

                                                 Copies to:
                                             Eric Newlan, Esq.
                                        NEWLAN & NEWLAN
                                 5525 North MacArthur Boulevard
                                                 Suite 670
                                         Irving, Texas 75038

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,
check the following box:   /X/


CALCULATION OF REGISTRATION FEE

Title of
each                              Proposed    Proposed
class of                          maximum   maximum
securities     Amount      offering      aggregate   Amount of
to be              to be        price per     offering      registration
registered    registered   unit             price          fee


Common     360,000      (1)                (1)            (1)
Stock,          shares
$.0001
par value
per share

Total          360,000                                            $100.00(2)
                    shares
----------------------------
(1)  The shares are being distributed to shareholders as a dividend.
The shares
are valued at their book value, $.031 per share, or $187,949 in the aggregate.
(2)   Previously paid.

-----------------------------------

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

-----------------------------------


                             MEDIA ENTERTAINMENT, INC.

                                       Cross Reference Sheet
                                    (Pursuant to Rule 404 and
                                 Item 501(b) of Regulation S-K)

Item in Form S-1                    Caption or Heading in Prospectus

1. Forepart of the
    Registration Statement
    and Outside Front
    Cover Page                         Outside Front Cover
    of Prospectus                      Page of Prospectus

2. Inside Front and
    Outside Back                      Inside Front Cover Page;
    Cover Pages                       Outside Back Cover
    of Prospectus                      Page; Table of Contents

3. Summary Information,
    Risk Factors and
    Ratio of Earnings                Prospectus Summary; The
    to Fixed Charges                 Company; Risk Factors

4. Use of Proceeds                  Use of Proceeds

5.Determination of                   Distribution of Securities
   Offering Price                       of the Company

6. Dilution                                Dilution

7. Selling Securityholders          Not Applicable

8. Plan of Distribution               Distribution of Securities
                                                 of the Company

9. Description of Securities
    to be Registered                    Description of Securities

10.Interest of Named
     Experts                                Not Applicable

11. Information with
      Respect to the
      Registrant                           Prospectus Summary; The
                                                Company; Risk Factors;
                                                Dilution; Use of Proceeds;
                                                Distribution of Securities
                                                of the Company; Dividends;
                                           Capitalization; Selected Financial
                                                Data; Management's Discussion
                                                and Analysis of Financial
                                                Condition and Results of
                                           Operations; Regulation; Business;
                                           Management; Certain Transactions;
                                           Principal Shareholders; Litigation;
                                           Description of Securities; Legal
                                        Matters; Experts; Financial Statements

12. Disclosure of
      Commission Position          Management - Indemnification of
      on Indemnification              Directors and Officers
      for Securities Act
      Liabilities


PROSPECTUS              SUBJECT TO COMPLETION,
                                            DATED MAY 27, 1997


                                                360,000 Shares
                                         Media Entertainment, Inc.
                                                Common Stock
                                               $.0001 par value

This Prospectus relates to the distribution by Entertainment Corporation of America, a Delaware corporation (AECA@), of 360,000 shares of the
$.0001
par value common stock (the ACommon Stock@) of Media Entertainment, Inc., a Nevada corporation (the ACompany"), as a dividend to the holders of
record of ECA common stock on March 15, 1997.  (See Ainformation
Concerning ECA@).

Certificates evidencing 360,000 shares of the Common Stock of the
 Company
will be distributed by mail within a reasonable time after the date of this Prospectus on the basis of .0732824 of a share of the Company's Common Stock for each share of the outstanding common stock of ECA. Holders of
ECA Common Stock will not be charged or assessed for the Common
 Stock
of the Company distributed to them as a dividend and the shareholders will be
taxed on receipt of such dividend to the extent of the value of the shares received. Under the laws of the State of Delaware, the state of incorporation
of ECA, the distribution of the 360,000 shares of the Common Stock of the Company will be a dividend out of capital surplus. (See AFederal Income Taxes@).

The Company was incorporated on November 1, 1996, and, on November
 15,
1996, issued to ECA 360,000 shares of its $.0001 par value Common
 Stock
for a cash consideration of $360.00.  There exist no affiliations between
 ECA
and the Company. The Company was organized with a view toward operating as a holding company in the wireless cable television and community (low power) television industries, as well as other segments of the
communications industry. The Company intends to operate its business through subsidiary corporations. (See ABusiness@).

THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This Prospectus does not cover resales of Common Stock of the Company by
persons who are deemed to be Aaffiliates@ of the Company under the Rules and Regulations of the Securities and Exchange Commission. Any and all shares of Common Stock of the Company received by an affiliate of the Company as a dividend must either be registered under the Securities Act of
1933, as amended (the AAct@), prior to resale, or sold in compliance with
 Rule
144 under the Act or pursuant to another exemption from registration.

The Company is bearing the expenses of the registration and distribution of the Company's Common Stock. Neither the Company nor ECA will receive
any cash or other proceeds in connection with the distribution of the
Company=s Common Stock to the shareholders of ECA.   (See AUse of
Proceeds@). There are no underwriting arrangements made with respect to the proposed distribution transaction to the knowledge of the Company. Certain information concerning the federal income tax consequences of the dividend distribution is set forth herein under AFederal Income Taxes@.

As of the date of this Prospectus, there has been no trading market for the Company=s Common Stock. There can be no assurance that a trading market will develop or, if such should develop, that such market will be maintained. (See ARisk Factors@).

OWNERSHIP OF COMMON STOCK OF THE COMPANY INVOLVES
A DEGREE OF RISK.  SEE ARISK FACTORS@ FOR A DISCUSSION
OF
PARTICULAR INVESTMENT RISKS.

                    The date of this Prospectus is -------------, 1997


NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR
 TO
MAKE ANY REPRESENTATIONS OTHER THAN THOSE
 CONTAINED
IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED.  THIS PROSPECTUS
DOES
NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF
 AN
OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY
PERSON TO WHOM SUCH OFFER OR SOLICITATION IS
UNLAWFUL.

This Prospectus contains information concerning the Company as of the date of this Prospectus, unless otherwise indicated. The delivery of this Prospectus at any time does not constitute a representation that the information contained herein is correct as of any date other than the date of this Prospectus, unless otherwise indicated, and the delivery of this Prospectus shall not create any implication that there has been no change in the business or affairs of the Company since such date.

                             ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the ACommission@) a Form S-1 Registration Statement (herein, together with all
amendments thereto, called the ARegistration Statement@) of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended,
and the Rules and Regulations promulgated thereunder (the AAct@), with respect to the Common Stock to be distributed hereunder. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto,
for further information with respect to the Company and the securities offered
hereunder.  Statements contained in this Prospectus as to the contents of any
contract or other document are summaries that are not necessarily complete,
and, in each instance, reference is made to the copy of such contract or other
document filed as an exhibit to the Registration Statement, each such statement herein being qualified and amplified in all respects by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be obtained from the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W.,
 Washington,
D.C. 20549, upon the payment of the fee prescribed by the Rules and Regulations of the Commission or may be examined without cost. Also, the
Registration Statement, with exhibits, may be examined on, and/or downloaded from, the Internet at: http://www.sec.gov/cgi-bin/srch-edgar.


                                       PROSPECTUS SUMMARY

The Company

The Company was incorporated in the State of Nevada on November 1,
 1996,
to operate as a holding company in the wireless cable television and community (low power) television industries, as well as other segments of the communications industry. Effective December 20, 1996, the Company acquired from certain of its officers and directors and others licenses and leases of licenses to wireless cable television channels and community (low power) television channels. As of December 31, 1996, the Company acquired all of the outstanding capital stock of (1) Winter Entertainment,
 Inc.,
a Delaware corporation incorporated on December 28, 1995 (AWEI@), and
 (2)
Missouri Cable TV Corp., a Louisiana corporation incorporated on
 October
9, 1996 (AMCTV@). WEI operates a community television station in Baton Rouge, Louisiana; MCTV owns wireless cable television channels in Poplar Bluff, Missouri, which system has been constructed and is ready for operation, and Lebanon, Missouri, which market=s system has yet to be constructed. In January 1997, the Company entered into a joint venture (known as AWeb One Wireless I.S.P. - Baton Rouge, J.V.@) (the AJoint Venture@) which is to operate as a Wireless Internet Service Provider (ISP) in Baton Rouge, Louisiana, and acquired the right to utilize, on an exclusive
basis, a licensed Wireless Internet Access System in operating as a Wireless ISP in several U.S. cities. The Company carries on its business through its subsidiaries. References to the ACompany@ include WEI, MCTV and the Joint Venture, unless the context indicates otherwise. (See Athe
 Company@,
ABusiness@ and ACertain Transactions@).

Distribution of Securities of the Company

The Company presently has outstanding 6,170,000 shares of Common
 Stock,
$.0001 par value per share, of which 360,000 shares are held by Entertainment Corporation of America, a Delaware corporation (ECA). Pursuant to this Prospectus, ECA will distribute 360,000 shares of the Company's Common Stock as a dividend to the shareholders of record of ECA as of March 15, 1997. (See AInformation Concerning ECA@). After such dividend distribution, the Company will be owned by the persons and entities who were shareholders of record of ECA on March 15, 1997, as to 360,000 shares and by those persons and entities owning shares of
 Common
Stock as of the date of this Prospectus as to 5,810,000 shares.  On March
 15,
1997, there were approximately 900 shareholders of ECA; therefore, the Company will have approximately 925 shareholders after the distribution of Company Common Stock by ECA to its shareholders.


Certificates evidencing 360,000 shares of the Common Stock of the Company will be distributed to holders of ECA Common Stock of record as
of March 15, 1997, by mail within a reasonable time after the date of this Prospectus on the basis of .0732824 of a share of Company Common
 Stock
for each share of ECA Common Stock. (See ADistribution of Securities of the Company@).

For information regarding the federal income tax consequences of the proposed dividend distribution, see AFederal Income Taxes@ herein.

Use of Proceeds

Neither the Company nor ECA will receive any proceeds from the dividend distribution described herein. (See AUse of Proceeds@).

Management

The directors of the Company are David M. Loflin, Waddell D. Loflin, Richard N. Gill, Ross S. Bravata and Michael Cohn. David M. Loflin is President of the Company and Waddell D. Loflin is Vice President and Secretary of the Company. (See AManagement@).

                                            THE COMPANY

Media Entertainment, Inc. (the Company) was incorporated under the laws of the State of Nevada on November 1, 1996, primarily for the purpose of acquiring the rights to various wireless cable television channels and various
community (low power) television channels, and, thereafter, to operate as a holding company in the wireless cable television and community (low power)
television industries, as well as other segments of the communications industry. Effective December 31, 1996, Winter Entertainment, Inc. (WEI) and Missouri Cable TV Corp. (MCTV) became wholly-owned subsidiaries of the Company pursuant to separate stock-for-stock reorganizations.
 WEI
is a predecessor of the Company.  (See AHistory@ under ABusiness@).

The Company has begun to engage in the development of wireless cable television systems and the construction of community (low power)
 television
stations.  The Company=s activities are, or will, in the near future, be, carried
on in certain cities in Georgia, Idaho, Louisiana, Missouri, Oregon and Washington. The Company also is seeking to acquire broadcast channels in
other, as yet unidentified, cities throughout the United States. In January 1997, the Company entered into a joint venture (known as AWeb One
Wireless I.S.P. - Baton Rouge, J.V.@) (the Joint Venture) which is to operate
as Wireless Internet Service Provider (ISP) in Baton Rouge, Louisiana, and the Company has acquired the rights to utilize, on an exclusive basis, a licensed Wireless Internet Access System in operating as a Wireless ISP in several U.S. cities, including, among others, Seattle, Washington, Portland, Oregon, New Orleans, Louisiana, and Dallas and Houston, Texas. The
Company anticipates that it will enter other segments of the communications
industry as opportunities become available. (See ABusiness@). References to the ACompany@ include WEI, MCTV and the Joint Venture, unless the context indicates otherwise.

The Company's headquarters is located at 8748 Quarters Lake Road,
 Baton
Rouge, Louisiana 70809. Its telephone number is (504) 922-7744; its facsimile number is (504) 922-9123.

                                                RISK FACTORS

The Private Securities Litigation Reform Act of 1995 provides a Asafe harbor@ for forward-looking statements. Certain information included in this
Prospectus contains statements that are forward-looking, such as statements
relating to plans for future expansion, as well as other capital spending, financing sources and the effects of regulation. Such forward-looking information involves important risks and uncertainties that could significantly
affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made herein. These risks and uncertainties include, but are not limited to, those relating to
projected expenses, consumer acceptance, the availability of financing, the ability to obtain and maintain required licenses, development and construction and dependence on existing management. The Company cautions readers of this Prospectus not to place undo reliance on any such forward-looking statements and to be mindful that such statements speak only as of the date made.

The Common Stock of the Company should be considered an investment involving a degree of risk. Factors which holders and prospective purchasers
of Common Stock should weigh carefully include the following:

Risks Concerning the Company

Limited Operating History.  The Company has only recently begun to engage
in business activities.  The Company=s operations, and proposed operations,
are subject to all of the risks inherent in the establishment of a new business,
particularly one in the highly competitive communications industry. The likelihood of the success of the Company must be considered in light of the problems, expense, difficulties, complications and delays frequently encountered in connection with establishing a new business, including, without limitation, market acceptance of the Company=s services, regulatory
problems, unanticipated expenses and competition. There is no assurance that the proposed business activities of the Company will be successful or that the Company will ever earn a profit from such proposed activities.
 (See AHistory@ under ABusiness@).

Going Concern Opinion. The Company=s independent auditor, Weaver and Tidwell, L.L.P., expressed, in its opinion on the Company=s audited financial
statements, substantial doubt about the Company=s ability to continue as a going concern. Reference is made to the financial statements of the Company included elsewhere herein, and, specifically, to the Independent Auditor=s Report and Note 1 to the financial statements of the Company.

Dependence on Management. The Company is dependent on its current management for its success. In particular, the Company is dependent on the
efforts of its President, David M. Loflin, for its success. Mr. Loflin expects to devote not less than 75% of his time to the business of the Company during the initial stages of development, which amount of time is expected to be adequate. The Company and Mr. Loflin have not entered into an employment agreement, nor has any key-man life insurance been purchased with respect to Mr. Loflin or any other members of the Company=s management. However, it is anticipated that the Company and Mr. Loflin will execute a written employment agreement in the near future, although no
assurance in this regard can be given. The Company=s success is also dependent upon its ability to attract and retain qualified employees to meet the Company=s needs during its growth. (See AManagement=s Discussion and Analysis of Financial Condition and Results of Operations@ and AManagement@).

Control of the Company. After giving effect to the distribution of the Company's Common Stock by ECA, the Company's directors and executive
officers will own approximately 81.13% of the Company's outstanding shares
of Common Stock.  Accordingly, these shareholders will continue to be able
to elect the Company's directors and thereby control the management policies
of the Company, as well as determine the outcome of corporate actions requiring shareholder approval by majority, or so-called Asuper majority@, action, regardless of how other shareholders of the Company may vote.
 Such
ownership of Common Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the
voting rights of other holders of Common Stock. (See AManagement@ and APrincipal Shareholders@).

Conflicts of Interest.  It is possible that conflicts of interest could arise in the
negotiation of the terms of any transaction between the Company and its shareholders, officers, directors or affiliates. The Company has no plans or arrangements, such as the hiring of independent consultants or arbiters, for the resolution of disputes between the Company and such persons if they arise. The Company and its public shareholders could be adversely affected,
should such individuals choose to place their own interests before those of the Company. No assurance can be given that conflicts of interest will not cause the Company to lose potential opportunities, profits or management attention. The Company could acquire channel licenses or other assets from
management, principal shareholders or their affiliates or from entities in which management, principal shareholders or their affiliates may hold an interest. Such persons or entities could derive monetary or other benefits from such transactions. Such benefits could include, without limitation, the assumption of, or release from, liabilities incurred by such persons or result in increased control of the Company by such persons.

The Company=s President, David M. Loflin, owns a television station,
WTVK Channel 11, in Baton Rouge, Louisiana, which operates in competition with the Company=s Baton Rouge community television station,
K13VE Channel 13. It is possible that Mr. Loflin=s ownership of a competing television station will result in a conflict of interest for Mr.
 Loflin,
particularly with respect to obtaining advertisers. Mr. Loflin intends to resolve any such conflict that may arise in accordance with his fiduciary duty
and duty of loyalty to the Company. There is no assurance that Mr. Loflin will be able to resolve any such conflict of interest to the Company=s benefit.

Need for Future Financing. The Company is in need of additional financing to complete construction and exploitation of its proposed wireless cable systems, community (low power) television channels and Wireless ISP markets. The Company does not have a bank line-of-credit and there can be
no assurance that any required or desired financing will be available, through
bank borrowings, debt or equity, or otherwise, on acceptable terms.  To the
extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of Common Stock. Any future debt incurred by the Company could result in a substantial portion of the Company=s cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns. The Company=s future capital requirements will depend upon a number of factors, many of which are not within the Company=s control, including programming costs, capital costs, marketing expenses, staffing levels, subscriber growth and competitive
factors.  A failure by the Company to secure such additional financing would
render the Company unable to exploit its channel licenses and leases of channel licenses. In addition, the Company is in need of additional financing
to exploit its Wireless ISP business opportunities.  There is no assurance that
the Company will be able to secure such additional financing or, if found, that such financing would be on terms favorable to the Company. (See AManagement=s Discussion and Analysis of Financial Condition and Results of Operations@ and ABusiness@).

Uncertainty of Significant Assumptions. The Company=s plans for implementing its proposed business operations and achieving profitability from its intended operations are based on the experience, judgment and certain assumptions of its management, and upon certain available information concerning the communications industry, in general, and the Company=s proposed plan of operation, in particular. No independent market
studies have been conducted concerning the extent to which customers will utilize the services and products to be offered by the Company, nor are any such studies planned. There can be no assurance that the Company=s plans will materialize, or that the Company=s assumptions will prove correct.
 (See ABusiness@).

Lack of Patent Protection. The Company has no material proprietary technology or software. As a result, there are no technological or patent barriers to entry by other companies into the Company=s areas of endeavor.

Risks Concerning Wireless Cable

Competition. The pay television industry is highly competitive. Wireless cable systems face competition from several sources, including, among others, hard-wire cable companies, Satellite Master Antenna Television systems, Direct Broadcast Satellite and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home VCR industry. In areas where several local off-
air VHF/UHF broadcast signals can be received without the benefit of cable television, cable television systems (hard-wire and wireless) also have experienced competition from the availability of broadcast signals generally and have found market penetration to be difficult. In addition, within each market, the Company initially must compete with others to acquire, from the
limited number of channel licenses issued, rights to a minimum number of channels needed to establish a viable system. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies and from
a proposed new wireless service known as local multi-point distribution service. However, new digital compression technologies may have the effect
of allowing the Company to compete in a particular market having acquired only two or three channel licenses. Because the Company intends to target its initial marketing effort in each of its markets to households that are unpassed by hard-wire cable and that have limited access to local off-air VHF/UHF broadcast channels, the Company does not anticipate, during start-
up, significant direct competition from local hard-wire cable companies.
 No
assurance can be given, however, that the Company will not face direct competition from hard-wire cable companies in the future. It can be expected
that potential competitors of the Company will have greater resources, financial and otherwise, than the Company. Also, legislative, regulatory
 and
technological developments may result in additional and significant new competition, including competition from local telephone companies. No assurances can be given that the Company will compete successfully in its wireless cable markets. (See ABusiness - Wireless Cable - Competition@ under ABusiness@).

Dependence upon Frequencies; No Automatic Renewal of Licenses.  The use
of frequencies is subject to regulation by the FCC, and, therefore, the ability
of the Company=s wireless cable systems to utilize such channels is dependent upon continuing compliance by the Company (or third-party lessors) with such applicable regulations as the FCC may adopt from time to
time. FCC licenses for wireless cable frequencies must be renewed periodically and there is no automatic renewal of such licenses. If the underlying FCC licenses are cancelled or not renewed, or if leases are terminated or not renewed, the Company=s wireless cable systems would be unable to deliver programming on such frequencies, which could have a materially adverse effect on the Company. (See ARegulation@).

Dependence Upon Programming Availability. The Company=s wireless cable systems must obtain contracts with various program suppliers for non-
broadcast programming services (such as ESPN, HBO, CNN and MTV).
 The
likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable
competitors with respect to the price, terms and conditions of sale of programming. There is, nevertheless, no assurance that any programming source will be available to the Company=s wireless cable systems or, if available, that it will be available at reasonable prices or will be acceptable to subscribers. (See ABusiness - Wireless Cable - Programming@ under ABusiness@).

Impediments to Proposed Expansion.  The Company has adopted a business
strategy which includes, in part, growth through the development of additional wireless cable systems. The Company=s proposed expansion will be dependent on, among other things: the availability of channel license rights on terms and conditions acceptable to the Company, if at all;
 successful
development and construction of operating systems; the availability of suitable management and other personnel; the Company=s general ability to manage growth; and the availability of adequate financing. The Company=s management will be responsible for the selection of expansion opportunities
in its sole discretion and shareholders will not be presented with advance information regarding expansion opportunities or the ability to approve or disapprove system expansion opportunities. There can be no assurance that
the Company will be successful in its proposed business strategy.

Uncertainties Associated with Wireless Cable. The Company has only recently entered the wireless cable industry and has not yet launched its initial
commercial broadcast.  Due to this lack of operating history, the
 Company=s
growth can be expected to face unanticipated impediments, costs and competitive factors in connection with the expansion of the business, including changes in laws or regulations, technological advances, the availability of funding for future subscriber growth and the impact of new competitors for subscribers. There is no assurance that the Company will be
able to compete successfully in its wireless cable markets. (See ABusiness - Wireless Cable - Competition@ under ABusiness@).

Physical Limitations of Wireless Cable Transmission. The vast majority of wireless cable programming is transmitted through the air via microwave frequencies (2500 to 2700 MHZ) from a transmission facility to a small receiving antenna at each subscriber=s location, which generally requires a direct Aline-of-sight@ from the transmission facility to the subscriber=s receiving antenna. Therefore, in communities with tall trees, hilly terrain, tall
buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations without the use of signal repeaters known as Abeambenders@. The terrain in the Company=s markets is generally conducive to wireless cable transmission
and the Company does not presently anticipate any material use of beambenders. Nevertheless, because hard-wire cable systems deliver the signal to a subscriber=s location through a network of coaxial cable and amplifiers and do not require a direct line-of-site, it is possible that a particular hard-wire cable system may have a competitive advantage over the
Company in those areas where the reception of wireless cable transmission is difficult. In addition, extremely adverse weather can damage transmission and receiving antennas, as well as transmit-site equipment. However, the Company does not believe such potential damage represents a material risk.

A small number of wireless cable systems utilize several low power television stations, built-out for wireless cable operations, within a particular
market to broadcast programming to a small receiving antenna at each subscriber=s location. Because the programming of such a wireless cable system is broadcast by low power television stations rather than via microwave frequencies, most Aline-of-sight@ limitations usually associated with wireless cable are eliminated. Two of the Company=s markets, Poplar Bluff and Lebanon, Missouri, are designed in such a manner. The
Company=s management intends to develop as many markets as possible in this manner, because of management=s belief that this style of wireless cable system is superior to the Atraditional@ wireless cable system structure. However, no assurance can be made in this regard. (See ABusiness -
 Wireless
Cable - Company Markets@ under ABusiness@).

Government Regulation. The wireless cable industry is highly regulated. The right to transmit on wireless cable channels is regulated by the FCC
 and
the retransmission of local off-air VHF/UHF broadcasts is regulated by the U.S. Copyright Office, pursuant to the Copyright Act.

Pursuant to the Cable Act, the FCC adopted rate regulations relating exclusively to hard-wire cable systems, which regulations provide for, among
other things, reductions in the basic service and equipment rates charged by most hard-wire cable operators and FCC oversight of rates for all other services and equipment. The Cable Act also provides for rate deregulation of a hard-wire cable operator in a particular market, once there is Aeffective competition@ in that market. Effective competition is deemed to exist when,
among other circumstances, another cable operator exceeds a 15% penetration in that market. The Company cannot predict precisely what effect these regulations or further governmental regulations may have on hard-wire cable operators as to price and service. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the wireless cable industry, as a whole, and on the Company, in particular.

Secondary transmission of a broadcast signal is permissible only if approved
by the copyright holder or if subject to compulsory licensing under the Copyright Act. The U.S. Copyright Office has taken the position that, effective January 1, 1995, wireless cable operators, unlike hard-wire cable operators, will not be Acable systems@ entitled to a compulsory license under
the Copyright Act. Pursuant to the Cable Act, local broadcasters may now require that wireless cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The Wireless Cable Association International does not believe that retransmission consents are applicable to wireless cable system operators. However, the Company intends, nonetheless, to seek to obtain such consents in each of its markets where the Company may retransmit on a wireless cable channel. There can be no assurance that the Company will be able to obtain such consents on terms satisfactory to the Company, if required.

Wireless cable operators are also subject to regulation by the FAA with respect to the construction of transmission towers and to certain local zoning
regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance
that the Company will not be required to incur substantial additional costs in
complying with such regulations and restrictions. (See AWireless Cable@ under ARegulation@).

Difficulties and Uncertainties of a New Industry. Wireless cable television is a relatively new industry with a short operating history. Potential investors
should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There is no assurance that the wireless cable industry will, in general, and the Company, in particular, develop and survive over the long term. (See ABusiness@).

Risks Concerning Community (Low Power) Television

Competition. Community (low power) television stations compete for advertising revenue in their respective markets, primarily with other broadcast television stations and cable television channels, and compete with
other advertising media, as well. Such competition is intense. In addition, competition for programming, management personnel and network affiliations is severe. There is no assurance that the Company=s community television channels, once built, of which there is no assurance, will be able to compete effectively in their respective markets. (See ABusiness - Community (Low Power) Television - Competition@ under ABusiness@).

Government Regulation. Television broadcasting operations are subject to the jurisdiction of the FCC under the Communications Act. The
Communications Act empowers the FCC to issue, revoke or modify broadcast licenses, to assign frequencies, to determine the locations of stations, to regulate the broadcasting equipment used by stations, to establish
areas to be served, to adopt such regulations as may be necessary to carry out
the provisions of the Communications Act and to impose certain penalties for
violation of its regulations. The Company=s currently operating television station is, and the Company=s future television stations will be, subject to a wide range of technical, reporting and operational requirements. There is no
assurance that the Company will be able to comply with such requirements in the future. Similarly, the Federal Trade Commission, among other regulatory agencies, imposes a variety of requirements that affect the business and operations of broadcast stations. Proposals for additional or revised requirements are considered from to time by the FCC, other regulatory agencies and Congress. The Company is unable to predict what new or revised Federal requirements may result from such consideration or what impact, if any, such requirements might have upon the operation of a television station operated by the Company. (See ACommunity (Low
 Power)
Television@ under ARegulation@).

Risks Concerning Wireless Internet

Competition.  The Company intends to operate as a Wireless Internet
 Service
Provider (ISP) in numerous U.S. cities. Competition among traditional (telephone-line dependent) ISP businesses is intense, with price and ease of Internet access being primary points of competition. Because many of the Company=s potential competitors may possess greater resources, financial and otherwise, than does the Company, there is no assurance that the Company will be able to attract customers for its Wireless ISP services.
Thus, it is possible that the Company will be unsuccessful in establishing its Wireless ISP business in one or more of its proposed Wireless ISP markets. (See ABusiness - Wireless Internet - Competition@ under ABusiness@)

New Product; Possible Lack of Consumer Acceptance. The Company intends to be the first Wireless ISP in each of its proposed markets. While the Company expects that its Wireless ISP service will be readily accepted by consumers, as with any new product or service, there can be no assurance
that the Company=s Wireless ISP service will be accepted by consumers in commercially viable numbers.

Risks Concerning the Common Stock

Dividend Policy. The Company does not anticipate the payment of cash dividends in the foreseeable future, but intends to re-invest any profits which
may be earned by the Company=s business.  (See ADividends@).

Absence of Trading Market for the Common Stock. No market for trading the Common Stock of the Company currently exists and there is no assurance
that a market ever will develop or, should such ever be established, that it will be maintained.

Possible Volatility of Market for Common Stock. The market prices for securities of newly public companies have, historically, been highly volatile. Future announcements concerning the Company or its competitors, including
operating results, technological innovations and government regulations, could have a significant impact on the market price of the Common Stock of
the Company, increasing possible volatility.

Market Overhang; Restricted Securities.  5,810,000 shares, or 94.16%, of the
outstanding shares of Common Stock of the Company, after the dividend distribution of Common Stock to the shareholders of ECA, will be owned by
the current shareholders of the Company.  Such shares of Common Stock will
be eligible for resale to the public beginning in November 1997, pursuant to the provisions of Rule 144 of the Rules and Regulations of the
 Commission.
Such amount of Common Stock may represent a significant overhang on the
market for the Common Stock, if any develops. Such overhang on the market for the Common Stock could, if a substantial number of shares comprising such overhang were sold in a short period of time, depress the then-current market price for the Common Stock of the Company.
 However,
no prediction as to the effect of such overhang on the market for the
 Common
Stock of the Company can be made.

In general, under Rule 144, as currently in effect, a person (or persons whose
shares are aggregated) who has beneficially owned his or her restricted stock
for at least one year, including persons who may be deemed "affiliates" of the
Company, as that term is defined under the Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of the Company's Common
Stock (approximately 61,700 shares based on the current number of outstanding shares) or the average weekly trading volume of trading on all national securities exchanges and/or reported through the automated quotation system of a registered securities association of the Company=s
Common Stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale. Sales under Rule 144 are also subject to
certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned his
or her restricted shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to the requirements described above.

Market Overhang; Registration Rights. The Company has granted registration rights with respect to 150,000 shares of its currently outstanding
Common Stock. As to such shares, the holder can demand the registration of its shares any time following the effective date of the Registration Statement of which this Prospectus forms a part. (See ALegal Matters@). Such amount of Common Stock may represent a significant overhang on the
market for the Common Stock, if any develops. Such overhang on the market for the Common Stock could, if a substantial number of shares comprising such overhang were sold in a short period of time, depress the then-current market price for the Common Stock of the Company.
 However,
no prediction as to the effect of such overhang on the market for the
 Common
Stock of the Company can be made.

Tax Risks

Valuation of Distribution. The Internal Revenue Service (the AService@) is not bound by the determination of fair market value of the Common Stock being distributed by ECA as a dividend to its shareholders. In the event the Service determines the Common Stock to have a higher value, the recipients
may have to pay income tax on a greater amount of gain than that arising from the value attributed to the Common Stock by ECA. (See AFederal
Income Taxes@).

No Internal Revenue Service Ruling. The Company has not obtained, nor does it intend to obtain, an advance ruling from the Service as to the valuation of the dividend distribution Common Stock to be distributed under
this Prospectus.  The absence of an advance ruling increases the chance that
the Service will challenge the valuation attributed to the Common Stock received by a taxpayer. (See AFederal Income Taxes@).

                                            USE OF PROCEEDS

Neither the Company nor ECA will receive any proceeds from the dividend distribution to the shareholders of ECA of 360,000 shares of the
 Company's
Common Stock.

                               INFORMATION CONCERNING ECA

General

Entertainment Corporation of America (ECA) was formed in 1987 under the
laws of the State of Delaware under the name AMulka, Inc.@  In February
1988, all of the shares of Mulka, Inc. were distributed to the shareholders of
Forme Capital, Inc. In September 1989, Mulka, Inc. changed its name to AEntertainment Corporation of America@ in connection with the current management=s acquiring control. Until 1994, ECA=s primary business was the operation of adult entertainment facilities. The facilities, known as The Gold Club7, are located in Atlanta, Georgia, and Baton Rouge, Louisiana.
In 1994, ECA sold its interest in both such facilities. Since 1994, ECA has searched for a going business to acquire.

Management

John D. Kirkendoll, Alan G. Kirkendoll and Karen M. Rhea are the
 directors
of ECA as of the date of this Prospectus. Mr. John Kirkendoll serves as President, Mr. Alan Kirkendoll serves as Vice President and Ms. Rhea serves
as Secretary/Treasurer.

Outstanding Securities

On March 15, 1997, the record date for the distribution of Common Stock of
the Company, ECA had outstanding 4,912,500 shares of its $.001 par value
common stock. The common stock of ECA is not currently traded in any public market.

Prior Dividend Distribution

In August 1993, ECA distributed 300,000 shares of common stock of
 K.L.S.
Enviro Resources, Inc. (formerly K.L.S. Gold Mining Company), a Nevada corporation (AKLS@), to its shareholders as a property dividend. The common stock of KLS currently trades on the OTC Electronic Bulletin
 Board
under the symbol AKLSE@. The closing bid price for the common stock of KLS on April 16, 1997, as reported by the OTC Electronic Bulletin Board, was $4.00 per share. There is no assurance that a market for the Common Stock of the Company will ever be established.

            DISTRIBUTION OF SECURITIES OF THE COMPANY

Background and Reasons for Distribution

The principals of the Company envisioned, as part of their overall plan for the
Company, having the Company become publicly owned soon after its inception. To that end, the Company=s directors investigated various methods of becoming publicly owned. After their investigation, the directors
determined that the dividend distribution, or Aspin-off@, method contemplated
by this Prospectus would be the least expensive, least ownership-dilutive means of becoming publicly owned. Following an introduction facilitated by
counsel to the Company, the Company and ECA agreed to the transaction to
which this Prospectus relates.

The Board of Directors of ECA perceived a potential for added value to the
ownership of ECA common stock through the dividend distribution of Company Common Stock. ECA=s management anticipates that its shareholders will benefit from the dividend distribution, though there is no assurance that such will be the case. (See ARisks Concerning the Common Stock - Absence of Trading Market for the Common Stock@ under ARisk Factors@).

Method of Distribution and Subsequent Trading

Certificates representing 360,000 shares of the Company's Common Stock will be distributed by mail within a reasonable time after the date of this Prospectus on the basis of .0732824 of a share of Company Common
 Stock
for each share of ECA common stock (approximately one share of the Company's Common Stock for each 14 shares of ECA held) to holders of ECA common stock of record on March 15, 1997. (See AInformation
Concerning ECA@). On March 15, 1997, there were approximately 900 shareholders of ECA; therefore, the Company will have approximately 925 shareholders after the distribution. No exchange of shares, payment or other
action by holders of ECA common stock will be required. Common Stock of the Company will be distributed to the nearest number of whole shares;
 no
fractional shares will be issued. Any such fractional interests will not be compensated by ECA.

A copy of this Prospectus will be mailed to each ECA shareholder of record
as of March 15, 1997, within a reasonable time after the date of this Prospectus. Copies will also be mailed to brokers and dealers who make a market in the common stock of ECA, if any, and to other brokers and dealers
who may reasonably be expected to trade or make a market in the
 Common
Stock of the Company.  There can be no assurance, however, that any market
will develop in the Common Stock.  The likelihood of the Common Stock of
the Company being regularly traded in any market or at any particular price cannot be predicted.

                                                   DIVIDENDS

The Company anticipates that it will retain any profits from its operation for
re-investment in the Company=s business and does not anticipate paying any
such dividends in the foreseeable future. (See ARisks Concerning the Common Stock - Dividend Policy@ under ARisk Factors@).

                                             CAPITALIZATION

The following table sets forth the capitalization of the Company as of December 31, 1996, and as of March 31, 1997. This table should be read in
conjunction with the financial statements of the Company included herein.

                                           As at                    As at
                                           3/31/97               12/31/96
                                        ------------             ------------
                                      (unaudited)            (audited)

Long-Term Debt                $      ---                  $      ---
Shareholders' Equity:
  Common Stock - $.0001
   par value; 100,000,000
   shares authorized, 6,000,000
   and 6,170,000 shares
    issued, respectively                617                         600
Additional Paid-in Capital        299,511               189,528
Deficit Accumulated During the
   Development Stage               (22,999)                    (19)
Shareholders' Equity                216,269                  187,949
Total Capitalization                 216,269                    187,949

                              SELECTED FINANCIAL DATA

The following selected financial data have been derived from the financial statements of the Company, Missouri Cable TV Corp. (MCTV) and Winter Entertainment, Inc. (WEI), which financial statements are included elsewhere
herein. The selected financial data set forth below should be read in conjunction with such financial statements, related notes and other financial information included elsewhere in this Prospectus and AManagement's Discussion and Analysis of Financial Condition and Results of Operations@.

STATEMENT OF OPERATIONS DATA:

                      The
                      Company     MCTV
                      For the         For the
                      Period          Period                              Pro
                      From            From           WEI             Forma
                      Inception      Inception     For the         For the
                      (11/1/96)      (10/9/96)     Year            Year
                      Thru             Thru            Ended          Ended
                      12/31/96       12/31/96      12/31/96      12/31/96
                 ------------     ------------    ------------    ------------
                      (audited)       (audited)      (audited)     (unaudited)

Revenue        $ ---                $ ---             $3,337        $ 3,337
Expenses          19                 7,763            4,554         12,336
Net loss           (19)              (7,763)         (1,217)         (8,999)
Loss per
   share            (0.00)            (0.00)           (0.81)          (0.00)

                                        The Company
                                        For the three
                                        Months Ended
                                        3/31/97
                                        --------------
                                        (unaudited)

Revenue                            $     224
Expenses                             23,204
Net loss                              (22,980)
Loss per share                      (0.00)

BALANCE SHEET DATA:

                                               The Company      The Company
                                       as at                     as at
                                      3/31/97               12/31/96
                                    -------------          -------------
                                       (unaudited)           (audited)

Working Capital (Deficit)        $(11,194)            $(30,839)
Total Assets                               281,068               248,838
Total Current Liabilities            64,799                   60,889
Shareholders= Equity                 216,269               187,949

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                                              OF OPERATIONS

Background

The Company, incorporated on November 1, 1996, has not engaged in active business operations. One of the Company=s subsidiaries, WEI, has been engaged in television broadcast operations since January 1996, while the Company=s other subsidiary, MCTV, has only recently begun to attempt to attract subscribers for its wireless cable system located in Poplar Bluff, Missouri. Since its inception, the Company has acquired wireless cable channels and community (low power) television channels from its founders and others, has entered into a joint venture (known as AWeb One Wireless I.S.P. - Baton Rouge, J.V.@) (the Joint Venture) which is to operate as a Wireless Internet Service Provider (ISP) and has begun to seek the capital necessary to carry out its plan of business. (See ABusiness@). The Company=s fiscal year ends December 31st. References to the ACompany@ include WEI, MCTV and the Joint Venture, unless the context indicates otherwise.

Results of Operations

Year Ended December 31, 1996.

Wireless Cable Segment. For the year ended December 31, 1996 (AFiscal 96@), the Wireless Cable Segment had no activity, other than to acquire certain assets. The Company has only recently begun to attempt to attract subscribers in one of its wireless cable markets, Poplar Bluff, Missouri.

The Wireless Cable Segment=s revenues will primarily be generated by subscription fees, pay-per-view fees and installation charges. The
Company
anticipates that installation fees will average $49.95 per subscriber and will begin at $5.00 for promotional specials. The Company anticipates that subscription fees will average $18.95 per month for basic programming, plus approximately $9.00 per month each for additional premium and movie channels. The Company believes these programming fees are approximately
20% less than comparable hard wire cable prices.

Expenses will consist primarily of service costs, selling, general and administrative expenses and depreciation and amortization. Service costs include programming costs, channel lease payments, if any, transmitter site rentals, cost of program guides and repair and maintenance expenditures.
Of
these, programming costs, channel lease payments and costs of program guides will be variable expenses that increase as the number of subscribers increases. Also, it is possible that the addition of subscribers will increase depreciation expense as the Company will expend approximately $300 for an analog system or $625 for a digital system to purchase and install the wireless cable receiving antenna and related equipment necessary at each subscriber=s location.

The Wireless Cable Segment=s profitability will be determined by its ability to maximize revenue from subscribers while maintaining variable expenses. Significant increases in revenues will generally come from subscriber growth.
Currently, the Wireless Cable Segment has no employees, but expects to have retained three employees by the end of 1997, assuming adequate funding for planned development is obtained, of which there is no assurance. The Company does not intend to incur expenses relating to research and development during the next 12 months, except for general market research in the ordinary course of business.

The Wireless Cable Segment=s success will be dependent upon the extent to which its assumptions as to future revenues and expenses prove to be correct.
These assumptions are based strictly on management=s experience and judgment and certain available information concerning the wireless cable industry, in general. Because of the substantial number of variables applicable to the Wireless Cable Segment=s proposed operations and the Wireless Cable Segment=s lack of operating history, there can be no assurance that the Wireless Cable Segment=s assumptions will prove accurate or that its plan of business will lead to future profitability. (See Arisk Factors
Concerning Wireless Cable@ under ARisk Factors@).

Community Television Segment.  To date, the Company=s only revenues have been derived from the operations of its community television station in
Baton Rouge, Louisiana, call sign K13VE, Channel 13, which station has been engaged in broadcast operations since January 1996.  For the year ended
December 31, 1996, the Community Television Segment had revenues of
$3,337 and a net loss of $1,217. K13VE is, and since the start of its broadcast operations has been, an affiliate of the Video Catalog Channel, a video merchandise sales firm. The Community Television Segment derives revenues from commissions on sales made by the Video Catalog Channel originating from zip codes within K13VE=s principal broadcast coverage area.  The Community Television Segment earns a commission equal to
10%
of such sales (less returns) as are attributable to its broadcast area. The Company expects that K13VE will continue to operate in a similar manner through the remainder of 1997. However, should K13VE have an opportunity to become an affiliate of a national broadcast network, such as FOX, UPN or WB, it can be expected that it would take advantage of such opportunity. To date, no such opportunity has been presented to K13VE, and there is no assurance that any such opportunity will arise. (See ABusiness - Community (Low Power) Television - Business Strategy@ under
ABusiness@).

The Company is currently investigating the possibility of establishing a network of independent community television stations around the U.S. There is no assurance that the Company will be successful in establishing such a television network.

Wireless Internet Segment.  The Company did not form the Wireless
Internet Segment until after the end of Fiscal 96.

Three Months Ended March 31, 1997, versus Three Months Ended March
31, 1996. Revenues from the Company=s operations for the three months ended
March 31, 1997 (AInterim 97@), were $224 (unaudited) which constituted all of the Company=s revenues. As the Company was not in existence, it had no revenues for the three months ended March 31, 1996 (AInterim 96@). All of the Company=s revenues were generated by the Community Television
Segment. The Company expects that, during the second quarter of 1997, the
Wireless Internet Segment will begin to generate revenues from operations. However, there is no assurance in this regard.

Wireless Cable Segment. The Company has only recently begun to attempt to attract subscribers in one of its wireless cable markets, Poplar Bluff, Missouri. The Company expects that revenues will not exceed expenditures
in its Wireless Cable Segment for the remainder of the year ended
 December
31, 1997 (AFiscal 97@). During Interim 97, the Wireless Cable Segment generated no revenues, while incurring $225 (unaudited) in operating expenses. The Company=s ability to expand its Wireless Cable Segment is wholly dependent upon its obtaining adequate capital. There is no assurance
that any such capital will be available to the Company.

Community Television Segment. Revenues of the operations of the Community Television Segment for Interim 97 were $224 (unaudited) compared to revenues of $-0- (unaudited) for Interim 96. The Company expects that this segment=s revenues will remain at similar levels for the remainder of Fiscal 97. However, should the Company be able to obtain necessary funds, of which there is no assurance, the Company intends to commit $20,000 to increase the power of its currently operating station to its maximum legal limit, which would permit the Company=s broadcast signal to reach approximately 120,000 additional households. It is expected that the commissions earned by K13VE from Video Catalog Channel sales originating from its broadcast area would increase proportionately to its increased number of households reached. There is no assurance that such will be the case.

Wireless Internet Segment. The Wireless Internet Segment has yet to generate any revenues. In January 1997, the Company entered into a joint venture known as AWeb One Wireless I.S.P. - Baton Rouge, J.V.@ (the
Joint
Venture) with Web One, Inc. (AWeb One@), whereby the Joint Venture will attempt to operate as a Wireless ISP in Baton Rouge, Louisiana. The Joint Venture expects to begin to solicit customers for its Wireless ISP service during June 1997. With respect to the business of the Joint Venture, the Company is dependent upon the efforts of Web One, which is the Managing
Venturer of the Joint Venture. The Company has an option to acquire all of the outstanding capital stock of Web One at any time on or before August
1,
1998. If the option to acquire Web One is exercised by the Company, the Company, at its sole option, may elect to utilize cash or shares of its Common Stock in payment for the stock of Web One. The value of the stock of Web One is to be established by an independent appraiser. Should the Company elect to utilize shares of its Common Stock with which to acquire the stock of Web One, the per share value of the Company=s Common
Stock
shall be equal to the average closing bid price of the Common Stock for the ten trading days immediately prior to the closing of such acquisition, or, should no public market for the Common Stock exist, the per share value of the Common Stock shall be established by an independent appraiser. There is no assurance that the Joint Venture will be successful.

Pursuant to an agreement with Open Net, Inc. (AOpen Net@), Sacramento, California, the Company owns an exclusive right of first refusal to utilize Open Net=s Wireless Internet Access System in several U.S. cities, including, among others, Seattle, Washington, Portland, Oregon, New Orleans,
Louisiana, and Dallas and Houston, Texas. The Company must pay the sum of $50,000 (for equipment and set-up services) to Open Net for each of Open
Net=s Wireless Internet Access Systems purchased by the Company. In addition, the Company is required to pay to Open Net a monthly customer maintenance fee of $5.00 per customer utilizing the Company=s Wireless
ISP
services. The Company believes that it will require between $60,000 and $200,000 ($50,000 to Open Net and the balance for marketing and other general expenses), depending on the size of a particular city, to commence Wireless ISP operations in a particular city. These estimates are not based on a specific study or market research conducted by the Company, but are based, instead, on the business experience of the Company=s management, as well as general market surveys conducted by the Company and others. There is no assurance that such estimates will be accurate. Should funds be available, the Company intends to commence its Wireless ISP operations in Dallas, Texas, during the second quarter of 1997. After Dallas, the Company intends to commence its Wireless ISP operations, in order, in Houston, New
Orleans,
Seattle and Portland. There is no assurance that the Company will possess sufficient capital with which to develop any of such markets.

Liquidity and Capital Resources

December 31 1996.

Since its inception, the Company has required little capital with which to operate. During Fiscal 96, one of the Company=s officers, David M. Loflin, loaned to the Company a total of $68,000, which funds were used primarily for operating expenses of MCTV and for attorneys= fees and auditor=s fees associated with the Registration Statement of which this Prospectus forms
a
part.  Such loans are evidenced by promissory notes and bear interest at
8%
per annum and are payable on demand. The Company does not currently possess funds necessary to repay such loans. Mr. Loflin has advised the Company that he does not intend to make demand for repayment of such loans for the foreseeable future. Nevertheless, should Mr. Loflin make such demand for repayment, the Company could be unable to satisfy such demand, which would have a materially adverse affect on the Company. In addition, none of the officers of the Company will be paid a salary, and such persons have agreed to work without pay, until such time as payment of such officers= salaries would have no materially adverse effect on the Company=s financial condition. During Fiscal 96, none of the officers of the Company was paid a salary, nor did any officer=s salary accrue.

During Fiscal 96, the Company utilized shares of its Common Stock to acquire all of its currently-held assets. Specifically, the Company acquired assets as follows:

                                            Number of         Appraised Value
Wireless Cable Market         Shares Issued          of Assets(1)
---------------------------        -----------------    --------------------
Poplar Bluff, Missouri            867,990             $1,004,560
Lebanon, Missouri               1,061,913                1,228,995
Port Angeles, WA                  374,602                    433,541
Astoria, Oregon                     336,418                    389,350
Sand Point, Idaho                  220,988                    255,759
The Dalles, Oregon                284,074                    328,770
Fallon, Nevada                       242,738                    280,930
                               -------------              --------------
              Total                     3,388,723               $3,921,905

                                            Number of       Appraised Value
Community Television Market    Shares Issued       of Assets(1)
------------------------------      -----------------   --------------------
Baton Rouge, Louisiana                    227,336              $263,106
Monroe/Rayville, Louisiana                 80,271                 92,900
Natchitoches, Louisiana                       39,421                 45,623
Bainbridge, Georgia                           104,249               120,652
                                         -----------            ------------
              Total                          451,277              $522,281
____________
(1)  The assets acquired were appraised by Broadcast Services
International,
Inc. (ABSI@), a Sacramento, California-based communications appraisal firm.
The report of BSI was based on 1990 Census Data. Valuation formulas for the wireless cable markets of the Company were based on initial public offerings within the wireless cable industry during the past three years. The formulas used in evaluation of the Company=s broadcast channels were based on recent sales and market evaluation techniques employed by the Community Broadcasters Association, among others. (See ACertain
Transactions - Appraisal@).

The Company may, when and if the opportunity arises, acquire other businesses which are related to one of the Company=s current businesses.
If
such an opportunity arises, the Company may use a portion of its available funds, if any, shares of its Common Stock or a combination of Common
Stock and cash, for that purpose. The Company has no specific arrangements with respect to any such acquisition at the present time, and is not presently involved in any negotiations with respect to any such acquisition. There can be no assurance that any such acquisitions will be made.

Wireless Cable Systems. The Company continues to seek sources of capital with which to develop its wireless cable systems. The Company may enter into joint ventures or form general and/or limited partnerships in its efforts to construct and develop its wireless cable systems, although no agreement with any potential partner has been discussed. The development of wireless cable systems entails substantial capital investment and will require additional funding. The future availability of funding and terms of equity and debt financing cannot be predicted. The unavailability or inadequacy of financing to meet future capital needs could force the Company to modify, curtail, delay or suspend some or all of its planned wireless cable operations.
The failure to obtain additional funds on a timely basis could materially adversely affect the Company and its business. The Company believes it will be able to undertake limited development of one or more of such markets
(that is, with less rapid construction and less extensive marketing) without such additional financing or partners. (See ARisks Concerning the Company - Need for Future Financing@ under ARisk Factors@).

      Poplar Bluff, Missouri. Since the end of Fiscal 96, the Company has taken steps toward the commencement of marketing and customer installation activities for its Poplar Bluff system. Should the Company be successful in securing additional capital, of which there is no assurance, the Company intends to commit not less than $30,000 to further the development of its Poplar Bluff system. The Company expects that it will be able to obtain approximately 300 subscribers with such amount of funding. The
Company
anticipates that its Poplar Bluff system will generate positive cash flow shortly after it reaches 300 subscribers, although there is no assurance that such will be the case. There is no assurance that such additional funding will be available to the Company. A failure to secure additional funding would severely impede the development of the Poplar Bluff system. (See ARisks Concerning the Company - Need for Further Financing@ under ARisk
Factors@).

     Other Systems. The Company owns rights to certain wireless cable channels in Lebanon, Missouri, Port Angeles, Washington, The Dalles,
Oregon, Sand Point, Idaho, Fallon, Nevada, and Astoria, Oregon, which systems are expected to be developed in the order listed, assuming adequate funding is available, of which there is no assurance. The Company believes it will require approximately $200,000 for construction, should it determine to construct an analog-based system, or approximately $750,000 for construction, should it determine to construct a digital-based system, as well as approximately an additional $40,000 to commence marketing and customer installation activities for each system. There is no assurance that funding will be available to the Company at such times as it attempts to construct and market any one of its systems. Without adequate funding, the
Company will likely be unable to develop any of its wireless cable systems.

     Also, in June 1997, it is the Company=s intention, should funds be available, to make a $60,000 payment under a contract pursuant to which it acquired certain wireless cable channel rights in The Dalles, Oregon,
Fallon,
Nevada, and Sandpoint, Idaho, and to renegotiate such contract at such time
in accordance with an oral agreement reached with the person who sold such
channel rights to the Company. Should the Company be unsuccessful in renegotiating such contract, the Company will be required, under such
contract, to make a $100,000 payment in September 1997.   The Company
does not currently possess sufficient capital with which to make such payment and there is no assurance that it will ever possess sufficient capital to make such payment.

Community Television Stations. The Company continues to seek sources of capital with which to construct and operate its community television stations.
 The Company does not expect that it will seek joint venture partners or form general and/or limited partnerships in its efforts to construct and operate its community television stations. Rather, the Company intends to construct and operate its community television stations with funds derived from operations, if any, or from debt or other equity offerings. The availability or inadequacy of financing to meet future capital needs could force the Company to modify, curtail, delay or suspend some or all of its planned community television station development. The failure to obtain additional funds on a timely basis could materially adversely affect the Company and its business. The
Company believes it will be able to undertake construction and limited operations of one or more of its community television stations without such additional financing, although the speed of such construction would be severely inhibited.

     Baton Rouge, Louisiana.  K13VE Channel 13, the Company=s Baton
Rouge, Louisiana, community television station, has been broadcasting since
January 1996, as an affiliate of the Video Catalog Channel.  The
Company=s
current broadcast signal reaches approximately 30,000 households. The Company is in need of approximately $20,000 in order to boost the power of such station to its maximum legal limit, which would permit the Company=s broadcast signal to reach approximately 150,000 households. It is expected that the commissions earned by K13VE from Video Catalog Channel sales originating from its broadcast area will increase proportionately to its increased number of households reached. There is no assurance that such will be the case. Should the Company be successful in securing additional capital, of which there is no assurance, the Company intends to commit $20,000 to the upgrade of such television station.

     Other Stations. The Company owns the licenses to community television stations located in Monroe/Rayville, Louisiana, Natchitoches, Louisiana, and
Bainbridge, Georgia, which television stations are expected to be constructed in the order listed, assuming adequate funding is available, of which there is no assurance. The Company believes it will require approximately $50,000 to construct each station so that it will be able to operate as an affiliate of the
Video Catalog Channel. Should the Company desire any such station to become a fully operational television station, an additional $100,000 would be required to expand the facility. Because the Company intends to have each of its stations become an affiliate of the Video Catalog Channel immediately after construction has been completed, the Company does not expect to require additional funds for marketing. There is no assurance that funding will be available to the Company at such times as it attempts to construct any one of its community television stations. Absent additional funding, the Company will likely be unable to construct any of its community television stations.

March 31, 1997. During Interim 97, the Company required little capital with which to operate. During such period, one of the Company=s officers, David M. Loflin, loaned to the Company a total of $8,000, which funds were used primarily for operating expenses of the Company. Such loan is evidenced by a promissory note and bears interest at 8% per annum and is payable on demand. $5,000 of such loan was repaid during Interim 97.
The Company does not currently possess funds necessary to repay the balance of such loan. Mr. Loflin has advised the Company that he does not intend to make demand for repayment of the balance of such loan for the foreseeable future. Nevertheless, should Mr. Loflin make such demand for repayment, the Company could be unable to satisfy such demand, which would have a materially adverse effect of the Company. In addition, none of the officers of the Company will be paid a salary, and such persons have agreed to work without pay, until such time as payment of such officers= salaries would have no adverse affect on the Company=s financial condition.
 (See Aexecutive Compensation@ under Amanagement@).

Since the end of Fiscal 96, the Company has issued shares of its Common Stock on two occasions. First, the Company entered into a Consulting and Legal Services Agreement (the ANewlan Agreement@) with its legal counsel,
Newlan & Newlan, Attorneys at Law. (See ALegal Matters@). Under the Newlan Agreement, Newlan & Newlan agreed to provide legal services to the
Company for a period of one year in consideration of the Company=s undertaking to pay $3,500 in cash per month and the issuance to Newlan & Newlan of 150,000 shares of Company Common Stock in pre-payment of $60,000 of legal services. The Company believes it will be able to meet its obligations under the Newlan Agreement. (See ALegal Matters@).

Also, in March 1997, the Company sold 20,000 shares of its Common
Stock
to a single investor for $50,000 in cash. Such funds have been allocated to the Company=s working capital account. Such investor, now a director of the
Company, has committed to invest an additional $100,000 on the same terms in the near term. There is no assurance that such investment will be made. (See AStock Purchase@ under ACertain Transactions@).

The Company is currently seeking a bank loan in the amount of $350,000 with which to commence operations in its Wireless Cable and Wireless Internet Segments. There is no assurance that a financing source will be located. Should such a financing source not be secured, the Company can be expected to remain in a substantially illiquid position.

Wireless ISP Markets. The Company owns the exclusive right of first refusal to operate, utilizing Open Net=s Wireless Internet Access System, as a Wireless ISP in the following markets: Dallas and Houston, Texas, New Orleans, Louisiana, Seattle, Washington, and Portland, Oregon. The
Company intends to develop its Wireless ISP capabilities in such markets utilizing its own funds, however derived. In addition, the Company intends to seek joint venture partners or form general and/or limited partnerships to develop its Wireless ISP capabilities in the following markets: Alexandria, Louisiana, Astoria, Oregon, Bainbridge, Georgia, Lebanon, Missouri, Macon/Milledgeville, Georgia, Poplar Bluff, Missouri, Port Angeles, Washington, Sand Point, Idaho, and The Dalles, Oregon. It is possible that the Company will develop one or more of such Wireless ISP markets utilizing its own funds. However, no prediction can be made with respect to the order of development of such markets, nor can assurances be given that any of such markets will, in fact, be developed.

For the development of any of its proposed Wireless ISP markets, the Company will be required to purchase $50,000 of equipment from Open
Net.
Thereafter, the amount of marketing funds needed will vary from market to market, depending on the size of a particular market. It can be expected, however, that the initial marketing budget will range approximately from $10,000 to $150,000. There is no assurance that funding will be available to the Company at such times as it attempts to develop any one of its Wireless ISP markets. Should the Company be successful in obtaining bank financing, of which there is no assurance, the Company would possess funds necessary to construct and develop its Wireless ISP in Dallas, Texas. However, absent such bank financing, the Company will likely be unable to exploit any of its Wireless ISP markets.

     Dallas, Texas. Should the Company be successful in securing additional capital, of which there is no assurance, the Company intends to commit not less than $100,000 to the establishment of its Wireless ISP in Dallas, Texas.
The Company expects that it will be able to begin to market its Wireless
ISP
service in Dallas during the second quarter of 1997. The Company believes, after conducting an informal market study, that Dallas, among its other proposed Wireless ISP markets, offers the greatest opportunity for success, although there is no assurance in this regard.

Capital Expenditures

During the remainder of Fiscal 97, the Company expects to apply substantially all of its available capital to the construction of one or more of its wireless cable systems (approximately $200,000 per system), one or more of its community television stations (approximately $50,000 per station) and one or more of its Wireless ISP markets (an average of approximately
$100,000 per market). There is no assurance that any of the necessary capital for such proposed activities will be available.

                                            REGULATION

Wireless Cable

General. The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act. The Communications Act empowers the FCC to issue revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity
and other reporting requirements on wireless cable operators.

In the 50 largest U.S. markets, 33 channels are available for wireless cable
 (in
addition to local off-air VHF/UHF broadcast channels that are not retransmitted over the microwave channels).  In the Company=s markets,
 32
channels are available for wireless cable (in addition to local off-air
VHF/UHF broadcast channels that are not retransmitted over the microwave
channels), 12 of which can be owned by for-profit entities for full-time usage
without programming restrictions (multi-point distribution service [MDS] channels). Except in limited circumstances, the other 20 wireless cable channels can only be owned by qualified non-profit educational organizations, and, in general, each must be used a minimum of 20 hours per
week for educational programming (instructional television fixed service
[ITFS] channels).  The remaining excess air time on an ITFS channel may be
leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week per channel for educational programming). Certain programming (including, among others,
The Discovery Channel and Arts & Entertainment) qualifies as educational and thereby facilitates full-time usage of an ITFS channel by commercial wireless cable operators. Additionally, a technique known as Achannel mapping@ permits ITFS licensees to meet their minimum educational programming requirements by transmitting educational programming over several ITFS channels at different times, which the viewer sees as just one channel. In addition, lessees of ITFS excess air time generally have the right to transmit to their subscribers the educational programming provided by the
lessor at no incremental cost.  The FCC now permits Achannel loading@.
Channel loading permits ITFS license holders to consolidate their educational
programming on one or more of their ITFS channels, thereby providing wireless cable operators leasing such channels with greater flexibility in their
use of ITFS channels.  The FCC=s allocation of frequencies to wireless cable
is subject to change and, in the future, the FCC might propose to alter the present wireless cable allocation to provide a portion of the spectrum for other emerging technologies. The FCC has formally inquired as to whether certain wireless cable frequencies should be reallocated for new computer-based communications services. It is uncertain whether any definitive action
will be taken with respect to this inquiry. The Company believes that if any such action were taken to reallocate these channels, the FCC would allocate
substitute frequency rights to the wireless cable industry or provide other concessions.

As the Company expands, it may be dependent on leases with unaffiliated third parties for most of its wireless cable channel rights. Most wireless cable
systems= channel leases typically cover four ITFS and/or one to four MDS wireless cable channels each. Generally, ITFS channels may only be owned by qualified non-profit educational organizations and, in general, must use a minimum of 20 hours per week per channel for educational programming.
The remaining excess ITFS channel time may be leased to wireless cable operators for commercial use without further restriction. MDS channels may
be owned by commercial entities and allow full-time usage without programming restrictions. The use of such channels by the license holders is subject to regulation by the FCC and a wireless cable operator=s ability to continue to enjoy the benefits of its leases with channel license holders is dependent upon the continuing compliance by the channel license holders with applicable regulations, including the requirement that ITFS license holders must meet certain educational use requirements in order to lease transmission capacity to wireless cable operators. Additionally, the FCC licenses also specify construction deadlines, which, if not met, could result in the loss of the license. Requests for additional time to construct may be filed and are subject to review pursuant to FCC rules.

Applications for wireless cable licenses are subject to approval by the FCC. There is no limit on the time that may elapse between filing the application with the FCC for a modification or new license and action thereon by the
FCC.  Once the FCC staff determines that the applications meet certain basic
technical and legal qualifications, the staff then determines whether each application is proximate to transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications must then undergo a comparative selection process. The FCC=s ITFS application selection process is based on a set of objective criteria that include whether an applicant is located in the community to be served and the number of students that will receive the applicant=s educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the
circumstances.
In 1985, the FCC established a lottery procedure for awarding MDS licenses.
In 1990, the FCC established a filing Awindow@ system for new multichannel
MDS (MMDS) applications.  The FCC=s selection among more than one acceptable MMDS applications filed during the same filing window was determined by a lottery. Generally, once an MMDS application is selected by the FCC and the applicant resolves any deficiencies identified by the
 FCC,
a conditional license is issued, allowing construction of the station to commence. Construction generally must be completed within one year of the
date of grant of the conditional license, in the case of MMDS channels, or
 19
months, in the case of ITFS channels. ITFS and MMDS licenses generally have terms of 10 years. Licenses must be renewed and may be revoked for cause in a manner similar to other FCC licenses. FCC rules prohibit the sale
for profit of an MMDS conditional license or of a controlling interest in the conditional license holder prior to construction of the station or, in certain instances, prior to the completion of one year of operation. The FCC, however, does permit the leasing of 100% of an MMDS license holder=s spectrum capacity to a third party and the granting of options to purchase a controlling interest in a license, once the required license holding period has
lapsed and certain other conditions are met.

Application for renewal of MDS and ITFS licenses must be filed within a certain period prior to expiration of the license term, and petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation or cancellation
for violations of the Communications Act or the FCC=s rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to hold a license.

Wireless cable transmissions are governed by FCC regulations governing interference and reception quality. These regulations specify important signal
characteristics such as modulation (e.g., AM/FM) or encoding formats
 (e.g.,
analog or digital).

The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable system requires the collection of a commercially
viable number of channels operating with common technical characteristics.
In order to commence operations in a particular market, the Company may be required to file applications with the FCC to modify licenses for unbuilt stations. In applying for these modifications, the Company must demonstrate
that its proposed signal does not violate interference standards in the FCC-rotected area of another wireless cable channel license holder. A wireless cable license holder generally is protected from interference within 35 miles of the transmission site. An ITFS license holder has protection to all of its receive sites, but only a 35 mile protected service area during excess capacity
use by a wireless cable operator.
The Cable Act.  On October 5, 1992, Congress passed the Cable Act, which
imposes greater regulation on hard-wire cable operators and permits regulation of prices in areas in which there is no Aeffective competition@.
 The
Cable Act directs the FCC to adopt comprehensive new federal standards for
local regulation of certain rates charged by hard-wire cable operators. The legislation also provides for deregulation of hard-wire cable in a given market
once other multi-channel video providers serve, in the aggregate, at least
 15%
of the cable franchise area. Rates charged by wireless cable operators, typically already lower than hard-wire cable rates, are not subject to regulation under the Cable Act.

Under the retransmission consent provisions of the Cable Act and the
 FCC=s
implementing regulations, all multi-channel video providers (including both hard-wire and wireless cable) seeking to re-transmit certain commercial broadcast signals must first obtain the permission of the broadcast station. Hard-wire cable systems, but not wireless cable systems, are required under the Cable Act and the FCC=s Amust carry@ rules to re-transmit a specified number of local commercial television or qualified community (low power) television signals.

In May 1993, the FCC issued new regulations implementing the rate regulation provisions in the Cable Act. Hard-wire cable operators with rates
above a price benchmark average for basic services were directed to reduce their rates by approximately 10%. In February 1994, the FCC announced that
it would require hard-wire cable operators to implement a further reduction in rates of another 7%. On November 18, 1994, the FCC adopted some exceptions to its cable rate regulations. The FCC has also adopted regulations implementing the Cable Act that require hard-wire cable operators to establish standardized levels of customer service. The
 Company
cannot predict what effect these regulations may have on the Company=s price and service competitiveness in its proposed wireless cable markets.

In February 1996, the Telecommunications Act was enacted.  Pursuant to the
Telecommunications Act, all cable rate regulation will be eliminated after three years, and for Asmall systems@, as defined in the Telecommunications Act, and under certain other circumstances, rate regulation will be eliminated
immediately. Until these sunset provisions go into effect, hard-wire cable operators will continue to be subject to rate regulations.

While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have a material adverse effect on the industry, as a whole, and on the Company, in particular. In addition, a number of legal challenges to the Cable Act and the regulations promulgated
thereunder have been filed, both in the courts and before the FCC. These challenges, if successful, could substantially increase the Company=s operating costs, make some programming unavailable to the Company and otherwise have a material adverse effect on the wireless cable industry, as a whole, and the Company, in particular. Specifically, those sections of the Cable Act which prohibit discriminatory or unfair practices in the sale of satellite cable and satellite broadcast programming to competing multi-channel video programming distributors have been challenged. The
Company=s costs to acquire satellite cable and broadcast programming may be affected by the outcome of those challenges. Other aspects of the Cable Act that have been challenged are the Cable Act=s provisions governing rate
regulation and customer service standards to be met by hard-wire cable companies. The Cable Act empowered the FCC to regulate the subscription
rates charged by hard-wire cable operators. As described above, the FCC recently issued rules requiring such cable operators, under certain circumstances, to reduce the rates charged for basic services. The Cable
 Act
also empowered the FCC to establish certain minimum customer service standards to be maintained by hard-wire cable operators. These standards include prompt responses to customer telephone inquiries, reliable and timely
installations and repairs and readily understandable billing practices.
 Should
these provisions withstand court and regulatory challenges, the extent to which wireless cable operators may continue to maintain an advantage over hard-wire cable operators in price and customer service practices could be diminished.

Other Regulations. Because the use of coaxial cable by hard-wire cable operators requires a Aright of way@ to cross municipal streets, such operators
must acquire a municipal franchise and pay municipal franchise fees. Since wireless cable uses FCC approved frequencies, no municipal right of way is required. Accordingly, wireless cable operators are not subject to municipal
franchise fees.  Hard-wire cable operators are also required to set aside public
access channels for municipal and local resident use. Wireless cable operators are not subject to such requirements.

Wireless cable license holders are subject to regulation by the FAA with respect to the construction of transmission towers and to certain local zoning
regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance
that the Company will not be required to incur additional costs in complying
with such regulations and restrictions.

Community (Low Power) Television

General.  Television broadcasting operations are subject to the jurisdiction of
the FCC under the Communications Act. The Communications Act empowers the FCC, among other things, to issue, revoke or modify broadcast
licenses, to assign frequencies, to determine the locations of stations, to regulate the broadcasting equipment used by stations, to establish areas to be
served, to adopt such regulations as may be necessary to carry out the provisions of the Communications Act and to impose certain penalties for violation of its regulations. The Company=s currently operating community television station, as well as any future stations, is subject to a wide range of
technical, reporting and operational requirements imposed by the Communications Act and by FCC rules and policies.

The Communications Act provides that a license may be granted to any applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations, including the requirement that the
 FCC
allocate licenses, frequencies, hours of operation and power in a manner that
will provide a fair, efficient and equitable distribution of service throughout the United States. Television licenses generally are issued for five-year terms. Upon application, and in the absence of a conflicting application that
would require the FCC to hold a hearing, or questions as to the licensee=s qualifications, television licenses have usually been renewed for additional terms without a hearing by the FCC. An existing license automatically continues in effect once a timely renewal application has been filed until a final FCC decision is issued.

Under existing FCC regulations governing multiple ownership of broadcast stations, a license to operate a television or radio station generally will not be
granted to any party (or parties under common control) if such party directly
or indirectly owns, operates, controls or has an attributable interest in another
television or radio station serving the same market or area. The FCC, however, is favorably disposed to grant waivers of this rule for certain radio
station-television station combinations in the top 25 television markets, in which there will be at least 30 separately owned, operated and controlled broadcast licenses, and in certain other circumstances.

FCC regulations further provide that a broadcast license will not be granted if that grant would result in a concentration of control of radio and television
broadcasting in a manner inconsistent with the public interest, convenience or necessity. FCC rules generally deem such concentration of control to exist
if any party, or any of its officers, directors or shareholders, directly or indirectly, owns, operates, controls or has an attributable interest in more than
12 television stations, or in television stations capable of reaching, in the aggregate, a maximum of 25% of the national audience. This percentage is determined by the DMA market ranking of the percentage of the nation=s television households considered within each market. Because of certain limitations of the UHF signal, however, the FCC will attribute only 50% of a market=s DMA reach to owners of UHF stations for the purpose of calculating the audience reach limits. The Company will not approach such limits for the foreseeable future. To facilitate minority group participation in radio and television broadcasting, the FCC will allow entities with attributable ownership interests in stations controlled by minority group members to exceed the ownership limits.

The FCC=s multiple ownership rules require the attribution of the licenses held by a broadcasting company to its officers, directors and certain of its shareholders, so there would ordinarily be a violation of FCC regulations where an officer, director or such a shareholder and a television broadcasting
company together hold interests in more than the permitted number of stations or more than one station that serves the same area. In the case of
 a
corporation controlling or operating television stations, such as the
 Company,
there is attribution only to shareholders who own 5% or more of the voting stock, except for institutional investors, including mutual funds, insurance companies and banks acting in a fiduciary capacity, which may own up to 10% of the voting stock without being subject to such attribution, provided that such entities exercise no control over the management or policies of the
broadcasting company.

The FCC has recently begun a proceeding to consider liberalization of the various TV ownership restrictions described above, as well as changes (not all of which would be liberalizing in effect) in the rules for attributing the licenses held by an enterprise to various parties. The Company is unable to predict the outcome of these proceedings.

The Communications Act and FCC regulations prohibit the holder of an attributable interest in a television station from having an attributable interest
in a cable television system located within the coverage area of that station. FCC regulations also prohibit the holder of an attributable interest in a television station from having an attributable interest in a daily newspaper located within the predicted coverage area of that station.

The Communications Act limits the amount of capital stock that aliens may own in a television station licensee or any corporation directly or indirectly controlling such licensee. No more than 20% of a licensee=s capital stock and, if the FCC so determines, no more than 25% of the capital stock of a company controlling a licensee, may be owned or voted by aliens or their representatives. Should alien ownership exceed this limit, the FCC may revoke or refuse to grant or renew a television station license or approve the
assignment or transfer of such license.

The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a licensee without the prior approval of the FCC. Legislation was introduced in the past that would impose a transfer fee on sales of broadcast properties. Although that legislation was not adopted, similar proposals, or a general spectrum licensing fee, may be advanced and adopted in the future. Recent legislation has imposed annual regulatory fees
applicable to the Company.

The foregoing does not purport to be a complete summary of all of the provisions of the Communications Act or regulations and policies of the
 FCC
thereunder.  Reference is made to the Communications Act, such regulations
and the public notices promulgated by the FCC.

Other Regulations.  The Federal Trade Commission, among other regulatory
agencies, imposes a variety of requirements that affect the business and operations of broadcast stations. From time to time, proposals for additional
or revised requirements are considered by the FCC, numerous other
 Federal
agencies and Congress. The Company is unable to predict future Federal requirements or what impact, if any, any such requirements may have on Company television stations.

                                                    BUSINESS

History

The Company was organized in November 1996 to act as a holding company
primarily in the wireless cable and community (low power) television industries. To this end, the Company has acquired Winter Entertainment, Inc. (WEI), which owns and operates a community (low power) television station in Baton Rouge, Louisiana, and Missouri Cable TV Corp. (MCTV), which owns the licenses necessary to operate wireless cable systems in Poplar Bluff and Lebanon, Missouri, has acquired licenses and leases of licenses necessary to operate wireless cable systems in Port Angeles, Washington, Astoria, Oregon, Sand Point, Idaho, The Dalles, Oregon, and Fallon, Nevada, and has acquired licenses necessary to operate community
(low power) television stations in Monroe/Rayville, Louisiana, Bainbridge, Georgia, and Natchitoches, Louisiana. In January 1997, the Company entered into a joint venture (known as AWeb One Wireless I.S.P. - Baton Rouge, J.V.@) (the Joint Venture) which is to operate as a Wireless Internet Service Provider (ISP) in Baton Rouge, Louisiana, and acquired the rights to
utilize, on an exclusive basis, a licensed Wireless Internet Access System in several U.S. cities, including, among others, Seattle, Washington, Portland, Oregon, New Orleans, Louisiana, and Dallas and Houston, Texas. In addition, the Company intends, assuming funding is available to the Company, to become involved in the following related areas: (1) Local Multi-Point Distribution Service (LMDS), a new spectrum anticipated to be
put up for auction by the FCC during 1997; (2) the acquisition of small, hard-
wire cable television systems as a means of entering the telephony-based cable
market, that is, to be able to provide telephone service and ISP services in each such system=s market; and (3) the establishment of a broadcast television network. References to the ACompany@ herein include WEI, MCTV and the Joint Venture, unless the context requires otherwise.

                                       Business  - Wireless Cable

General

     Industry History - Cable Television. The cable television industry began in the late 1940's and 1950's to serve the needs of residents in predominantly
rural areas with limited access to local off-air VHF/UHF broadcasts. The cable television industry expanded to metropolitan areas by offering better reception and more programming than available with off-air broadcasts.
Today, cable television systems offer various types of programming, which generally include basic service, premium service and, in many instances, pay-
per-view services.

     Wireless Cable Technology.  Initially, most cable systems were hard
-wire
systems, using coaxial cable and amplifiers to transmit television signals. In 1983, the FCC allocated a portion of the radio spectrum from 2500 to
 2700
MHz, which had previously been allocated entirely for educational use, to commercial wireless cable operation. Simultaneously, the FCC also modified
its rules on the usage of the remaining portion of such spectrum allocated for
educational use. Nevertheless, regulatory and other obstacles impeded the growth of the wireless cable industry through the remainder of the 1980's.
The FCC maintained burdensome restrictions on the commercial use of educational channel capacity. In addition, before enactment of the Cable
 Act
(October 5, 1992), many program suppliers were unwilling to provide programming to wireless cable operators on terms comparable to those offered to hard-wire cable operators, if at all. During the 1990's, several factors have contributed to the growth of the wireless cable industry, including (I) Congressional scrutiny of the rates and practices of the hard-ire cable industry, (ii) improved technology, particularly signal encryption and signal compression, (iii) regulatory reforms by the FCC to facilitate the growth and competitive impact of the wireless cable industry, including permitting channel aggregation, (iv) increased availability of programming for wireless cable systems, (v) strong consumer demand for alternatives to hard-wire cable service and (vi) increased availability of capital to wireless cable operators in the public and private markets.

     Wireless cable systems, like hard-wire cable systems, operate from a head-
end, consisting of satellite reception and other equipment necessary to receive
the desired programming. Programming is then transmitted by microwave transmitters from an antenna located on a tower to a small receiving antenna
located on a subscriber=s rooftop. At the subscriber=s location, the microwave signals are converted to frequencies that can pass through conventional coaxial cable into an addressable descrambling converter located on top of a television set. Because the microwave frequencies used by wireless cable will not pass through large trees, hills, tall buildings or other obstructions, wireless cable requires a clear line-of-sight from tower to
receiving antenna. However, most signal blockages can be overcome with the use of signal boosters which retransmit an otherwise blocked signal over
a limited area. Because wireless cable systems do not require an extensive network of coaxial cable and amplifiers, wireless cable operators are able to provide subscribers with a high quality picture and a reliable signal at a significantly lower per-subscriber system cost, when compared to hard-wire cable systems.

     Hard-Wire Cable Technology. Hard-wire cable operators transmit signals from a head-end, delivering local and satellite-delivered programming through a network consisting primarily of coaxial cable and amplifiers to subscribers. As a direct result of the use of coaxial cable to deliver signals throughout a service area, hard-wire cable systems are susceptible to signal problems. Because signals can only be transmitted through coaxial cable a fixed distance without additional amplification, some degree of noise is added each time a television signal is so amplified. A series of amplifiers between the head-end and the viewer leads to progressively greater noise and,
accordingly, for some viewers, a grainier picture.  Also, an amplifier must be
properly balanced or the signal may be improperly amplified. Failure of any one amplifier in the chain will black out an area. Substantial regular system maintenance is required due to water ingress, temperature changes and other
equipment problems, all of which may affect the quality of signals delivered to subscribers. Some hard-wire cable companies have begun installing fiber optic cable networks. While this technology will substantially improve the transmission and reception problems currently experienced by most hard-wire cable systems, the high costs associated with such technology may slow the conversion to all fiber optic systems and further enhance the typical cost advantages of wireless cable.

Programming

     General. Once a wireless cable operator has obtained the right to transmit programming over specified frequencies, the operator must then obtain the right to use the programming to be transmitted. With the exception of the retransmission of local off-air VHF/UHF broadcast signals, programming is made available in accordance with contracts with program suppliers under which the system operator pays a royalty based on the number of subscribers
receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood
that program material will be unavailable to the Company has been significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and prohibit cable programmers, in which a cable operator has an attributable interest, from discriminating against cable competitors with respect to the price, terms and conditions of programming.
Because only a few of the industry=s programming services are not currently
directly owned by vertically integrated multiple cable system operators, the Company expects little difficulty in arranging satisfactory programming contracts. The basic programming package expected to be offered in each of
the Company=s markets can be expected to be comparable to that offered by
the local hard-wire cable operators.

     Copyright. Under the Federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under Section 111 of the Copyright Act, certain Acable systems@ are entitled to engage in the secondary transmission of programming without the prior permission of the holders of copyrights in the
programming. In order to do so, a cable system must secure a compulsory copyright license. Such a license may be obtained upon the filing of certain reports and the payment of certain fees set by the Copyright Royalty Tribunal.

     Wireless cable operators may rely on Section 111 of the Copyright Act. The United States Congress recently enacted legislation that confirmed the ability of wireless cable operators to obtain the benefit of the compulsory copyright license. Periodically, Congress has considered proposals to phase
out the compulsory license.

     Local broadcasters may require that cable operators obtain their consent before re-transmitting local off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the re-transmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber=s control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to re-transmit local broadcast signals. The Company will attempt to obtain such consents in each of its markets where it will be re-ransmitting on a wireless cable channel. There can be no assurance that the Company will be able to obtain such consents on terms satisfactory to the Company, if at all.

     Contract Programming. In each of its wireless cable systems, the Company will be required to enter into agreements with program suppliers, such as ESPN, CNN, HBO and MTV. The Company has not yet determined
the mix of programming that will be offered in any of its wireless cable systems. Thus, no agreements with program suppliers have been made. It can be expected that such program agreements will have three-year terms, with provisions for automatic renewals, and be subject to termination for breach of the agreement, including non-payment. As a rule, the programming
agreements can be expected to provide for royalty payments based upon the
number of Company subscribers receiving the programming each month. Individual program prices vary from supplier-to-supplier, and more favorable pricing sometimes is afforded to operators with larger subscriber bases; however, the Cable Act requires cable programming to be made available for
purchase by all system operators at competitive pricing.

     Pay-Per-View Services. The Company intends to offer Apay-per-view@ services that will enable customers to order, and pay for, one program at a time. Pay-per-view services have, in the past, been successful for specialty events, such as wrestling and heavyweight prize fights, concerts and early-elease motion pictures. It is possible that the Company will promote the purchase of movies on a pay-per-view basis in competition with video rental
stores. Pay-per-view requires the subscriber to have an Aaddressable converter@. An addressable converter allows the cable company to control what the subscriber watches without having to visit the subscriber location to change equipment. The Company intends to utilize addressable converters
in all of its systems. However, for customers to order pay-per-view events conveniently, an impulse pay-per-view converter is required. An impulse pay-per-view converter, which has a return frequency (in a wireless system) to the operator=s computer system, enables a subscriber to make a telephone
call to order an event. The Company intends to have impulse capability in all of its systems, but it does not intend to offer impulse pay-per-view in the foreseeable future.

Pay Television Industry Trends

The Company=s business will be affected by pay television industry trends and, in order to maintain and increase its subscriber base in the years ahead, the Company will need to adapt rapidly to industry trends and modify its practices to remain competitive. Due to the limited number of physical components of the wireless transmission system, the Company believes it will be less expensive for it to adapt to coming industry trends than for hard-
wire cable operators. The cost of such adaptation by the Company could, nonetheless, be substantial.

     Signal Compression. Several decoder manufacturing companies are developing digital compression technology, which would allow several programs to be carried in the amount of bandwidth where only one program
is carried now.  Manufacturers have projected varying compression ratios for
future equipment, with more conservative estimates ranging from 3-to-1 to 10-to-1. The Company believes second-generation 6-to-1 signal compression
technology will be available within three months. It is generally expected that such digital compression technology would have at least two major effects: (1) such technology will permit wireless cable systems to be launched
in a particular market with far fewer channels having been licensed or leased,
thereby reducing start-up and operating costs; and (2) such technology will permit dramatic expansion of pay-per-view video services, thereby increasing
the potential of greater revenues for a particular system=s operator. The Company believes hard-wire cable companies will be required to expend significant funds on upgrading current systems in order to utilize digitally-compressed signals, the costs of which may be prohibitive.

     Addressability and Pay-Per-View. AAddressability@ means the ability to implement specific orders from, or send other communications to, each subscriber, without having to modify a subscriber=s equipment. AImpulse addressability@ allows a subscriber to select specialized programming, such as pay-per-view, on an immediate basis, simply through the remote control. While the Company, like many wireless cable operators, expects that it will use impulse-addressable set-top converters, only approximately 35% of hard-
wire cable operators use addressability and only approximately 5% use impulse-addressability. Without addressability, a hard-wire customer not subscribing to a premium channel must make two trips to the hard-wire cable
operator=s offices, once to obtain the descrambling device and once to return
it. A customer subscribing to a premium channel must telephone the hard-wire cable operator in advance. The Company believes this lack of convenience has substantially hindered pay-per-view sales. Pay-per-view is expected to become more popular as additional events become available for distribution exclusively on pay-per-view. Compression technology will greatly expand the channel capacity available for such programming. The Company believes that the use of digital compression technology will provide an additional advantage over most hard-wire cable operators, because
impulse-addressable set-top converters provide greater convenience for subscribers. Hard-wire cable operators will incur significant expenditures to
upgrade their systems to be able to offer impulse addressability.

     Advertising. Until recently, most advertising on cable has been sold by program suppliers, who sell national advertising time as part of the signal they deliver to cable operators. Recently, however, advertisers have begun placing advertisements on channels dedicated exclusively to advertising, as well as in local available time (typically, two minutes each hour) set aside by
program suppliers for local insertions in their programming of advertisements
sold by cable operators. The Company expects that digital compression technology will allow substantial flexibility in the expansion of advertising sales, due to the increased number of programming channels available.
 (See
ABusiness Strategy@ hereunder).

     Interactivity. Certain hard-wire cable operators have announced their intentions to develop interactive features for use by their subscribers. Interactivity would allow subscribers to utilize their televisions for two-way communications, such as video games and home shopping, among others.
Wireless cable operators will be able to utilize a frequency which the FCC has made available for interactive communications. At this time, the Company believes the commercial viability of interactivity in the
 Company=s
markets is at least several years away.

Business Strategy

The Company=s primary business objective in the wireless cable industry is to develop, own and operate wireless cable television systems in markets in which the Company believes it can achieve positive cash flow and operating
income rapidly after system launch. This period of development would be followed by consolidation of its subscriber base and expansion of programming.

     Rural Market Focus. The Company intends to aggregate wireless cable channel rights and to locate operations in small to mid-size markets that have
a substantial number of households not currently passed by hard-wire cable and lack off-air VHF/UHF broadcast channels. The Company believes that this size market typically has a stable economic base, less competition from alternative forms of entertainment and other conditions conducive to wireless
cable transmissions.

     Market Penetration. Because the Company=s officers will be involved in each system launch in a hands-on manner, the Company believes it will be able to achieve positive monthly operating cash flow upon obtaining between
350 and 400 subscribers within a particular system. Initially, the Company will direct its marketing at unpassed households. Accordingly, the
 Company
believes it will be able to launch service successfully in most of its markets with approximately 12 channels of programming, allowing it to contain system launch costs and achieve positive cash flow with a lower number of subscribers. The Company expects that it will be able to achieve this level of programming in each of its markets. It is the Company=s plan that, once a system achieves positive cash flow, the Company would expand the channel offering and add subscribers. There is no assurance that any of the Company=s proposed systems will ever generate positive cash flow or earn a profit. (See ARisk Factors@).

     Low Cost Infra-Structure. Wireless cable systems typically cost significantly less to build and operate than hard-wire cable systems, for many
reasons. First, while both hard-wire cable operators and wireless cable operators must construct a head-end, hard-wire cable operators must also install an extensive network of coaxial cable and amplifiers in order to transmit signals from the head-end to subscribers. In a wireless cable system,
once the head-end is constructed, the Company estimates that each additional
wireless cable subscriber will require an incremental capital expenditure by the Company of approximately $200. Such incremental capital expenditures
are variable costs and will be partially offset by installation fees to be paid by
subscribers. Second, without an extensive co-axial cable network to maintain, wireless cable operators typically incur lower system maintenance costs and depreciation expense. Third, programming is generally available to hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay
higher per-subscriber fees. Finally, the Company expects that it will, based on industry averages, experience a lower rate of subscriber turnover, as compared to the Achurn@ rate of approximately 3% per month typically experienced by hard-wire cable operators, although no assurances can be made in this regard. Reduced subscriber turnover can be expected to reduce
installation and marketing expenses.

     Development Priority. The Company currently intends to exploit its wireless cable markets in the following order: (1) Poplar Bluff, Missouri, which is built out and will become operational at such time as needed marketing funds are obtained, of which there is no assurance; (2) Lebanon, Missouri; (3) Port Angeles, Washington; (4) The Dalles, Oregon; (5) Sandpoint, Idaho; (6) Fallon, Nevada; and (7) Astoria, Oregon. There is
 no
assurance that the Company will be able to launch any of its proposed wireless cable systems. (See ACompany Markets@ hereunder).

     Marketing and Customer Support. The Company intends primarily to utilize door-to-door marketing, as well as media advertising, telemarketing and direct mail, to gain a subscriber base in each of its wireless cable markets. The Company also intends to run promotional pricing campaigns and take advantage of public relations opportunities. In this regard, the Company expects that substantial consumer education regarding wireless cable will be necessary in each of its markets, which could slow the growth of its subscriber base.

     The Company believes that it will offer its subscribers competitively priced installation and subscription fees. Several points will be emphasized in the Company=s advertising, as discussed below. The Company anticipates
that installation fees will average $49.95 per subscriber and begin at $5.00 for
promotional specials, while monthly subscription fees are expected to start at $18.95 for basic programming. Pay-per-view stations may be made available in the future at no additional charge. It can be expected that the Company will offer specially-priced packages during promotional periods. Hard-wire cable customer charges are subject to local franchise taxes, whereas wireless cable customers do not pay any franchise taxes. A focus on
the value received for the price paid, together with an emphasis on increased
programming availability, are expected to provide a competitive choice to potential customers. There is, however, no assurance that the Company will
be successful in attracting subscribers.


     The Company intends to provide 24-hour-per-day service, with rapid response time on subscriber telephone calls, uniformed field personnel and flexible installation scheduling. The Company will emphasize its picture quality and reliability of its wireless transmission. The Company believes that, within its signal pattern, its picture quality will be as good or better than
that received by hard-wire cable subscribers because, absent any line-of
-sight
obstruction, there is less opportunity for signal degradation between transmitter and the subscriber. Also, wireless cable service has proven very reliable, primarily due to the absence of certain distribution system components that can fail and thereby cause outages. The Company intends to position itself as a reliable, cost-effective alternative to hard-wire cable operations by delivering a high-quality signal throughout its signal area and personal service to its subscribers.

     Equipment Reliability and Picture Quality. Several manufacturers produce the equipment used in the wireless cable systems, from transmitters
to the set-top converters which feed the signal to the television set.
 Because
the signal is broadcast over the air directly to a receiving antenna, wireless cable does not experience the problems caused by amplifying signals over long distances experienced by some hard-wire cable subscribers.
Amplification of signals can lead to greater signal noise and, accordingly, a grainier picture for some subscribers. Also, the transmission of wireless signals is not subject to the problems caused by deteriorating underground cables used in hard-wire cable systems. As a result, wireless cable is sometimes more reliable than hard-wire cable, and picture quality is generally
equal to or better than hard-wire cable. In addition, extreme weather conditions typically do not affect wireless cable transmitters, so customers seldom experience outages sometimes common with hard-wire cable systems.

     Signal security is provided by encoding each wireless cable channel and equipping the converter with a unique decoding device that responds to a pilot signal carrying a data stream, with authorizations instructions. Thus, the
system is fully Aaddressable@. The converter boxes will not be usable until they are authorized for service by each system=s central computer. All channels, both basic and premium, are scrambled. Because the wireless cable
system is addressable, it can also accommodate pay-per-view service.

     Advertising. The Company will attempt to generate advertising sales revenue in each of its proposed wireless cable markets, through the use of surplus channels, that is, channels on which the Company is not broadcasting
regular programming. It is expected that the Company would sell space on such surplus channels to distributors of so-called Ainfomercials@, which can be expected to generate additional revenues for the Company. In addition, it is possible that the Company will establish a program production unit, which would produce, among other types of programming, infomercials for its own use, as well as for sale to other systems in need of additional programming. There is no assurance that the Company will be successful in
this regard.

Company Markets

     General. The Company currently holds the rights to wireless cable channels in the following cities:
                                                            Estimated
                                      Estimated      Total
                                      Total             Line-of-Sight   Current
City            Population  Households   Households     Channels
-------         -------------   --------------   --------------     ----------
Poplar
Bluff,
Missouri     120,710         54,590          51,136           26, 28, 31,
                                                              35, 56, 59,
                                                              61, 68*

Lebanon,
Missouri     135,474         75,979          74,092           18, 29, 31,
                                                               40, 51, 53,
                                                               55, 59*

Port
Angeles,
WA              64,553          30,085          25,141           H1-2-3

The Dalles,
Oregon         59,945          27,328          20,232           B1-2-3;
                                                               C1-2-3
Sand
Point,
Idaho            46,750          25,510         15,739            B1-2-3;
                                                               C1-2-3
Fallon,
Nevada         27,943          11,506          9,288             E1-2-3-4;
                                                                H3

Astoria,
Oregon         57,213          31,663         23,960             H2-3

    Totals      512,588        256,661      219,588
____________
Source: 1990 Census Data.
* Each of these channels is a low power television channel, not a channel in the FCC-allocated wireless cable frequencies (2500-2700 MHZ).

     The Company currently intends to exploit its wireless cable markets in the order of the above presentation.  Such order of development was determined
after an assessment of the business potential of each of the markets based upon the number of homes within the radius of the proposed transmit site, the
number of homes passed by hard-wire cable and other demographic factors. Except where noted below, the Company will seek additional financing, either equity or debt, or form partnerships for the development of its markets.
The Company does not currently have such financing or partners in place.
The Company believes such financing will be available on a market-by-market basis, especially for the incremental capital needed as a particular wireless cable system adds revenue-producing subscribers; however, there can be no assurance that it will be able to obtain such financing or partners on a timely basis and on satisfactory terms and conditions, if at all. The failure to obtain additional funds or partners on a timely basis could materially adversely affect the Company and its business. Nevertheless, the Company believes it will be able to undertake limited development of one
 or
more of its markets (that is, with less rapid construction and less extensive marketing) without such additional financing or partners.

     Poplar Bluff, Missouri. The Company=s wireless cable system in Poplar Bluff is based on low power television channels rather than on the 2500 -2700
MHZ channels specifically allocated by the FCC to wireless cable. That is, the low power television channels have been built-out for wireless cable operations, with full encryption and signal compression capability. The Company believes this style of wireless cable system to be superior to a Atraditional@ wireless cable system, inasmuch as the low power television broadcast signal is not limited by Aline-of-sight@ concerns associated with microwave (2500-2700 MHZ) transmissions. Thus, terrain, large trees and buildings cause far less signal interference.

     Pursuant to separate Assignment and Assumption Agreements, the Company holds the rights to leases of eight low power television channels in
the Poplar Bluff area.  Specifically, the Company holds the rights to channels
26, 28, 31, 35, 56, 59, 61, 68.  The Company is obligated to pay monthly fees
of $.14 per subscriber for channels 26 and 31, and $.10 per subscriber for the
remainder of the channels.  The term of each of such agreements is 10 years,
commencing October 17, 1996, which term shall renew automatically for an
additional 10 years, at the Company=s option.

     Should funds be available, of which there is no assurance, the Company intends to commit $100,000 to the initial marketing and development efforts
in Poplar Bluff. The Company expects that it will be able to secure approximately 300 subscribers with the expenditure of such funds. There is no assurance that such will be the case. (See AManagement=s Discussion
 and
Analysis of Financial Condition and Results of Operations@).

     The hard-wire cable system in Poplar Bluff carries approximately 25 channels. The Company will offer 12 channels (including available off-air VHF/UHF channels), and will charge approximately 20% less per month for
programming services than does the local hard-wire operator. In addition, there are a large number of unpassed (by hard-wire cable) residences in the Poplar Bluff area, which is the market segment on which the Company will concentrate initially. The Company expects to achieve market penetration in
the unpassed residences in the Poplar Bluff area at a rate that meets or exceeds the national average. However, no assurances can be given in this regard.

     The Company will utilize door-to-door marketing, newspaper and radio advertising to advertise its wireless cable services. Other forms of advertising may be used, should cost factors be acceptable. The
 Company=s
officers expect to oversee installation and sales efforts. Once the Poplar Bluff system is established, the Company expects to employ one full-time and one part-time employee there.

     Lebanon, Missouri. The Company=s Lebanon, Missouri, wireless cable system will contain the same feature as its Poplar Bluff, Missouri, wireless cable system, that is, transmission of programming will emanate from low power television stations rather than a microwave transmitter. Pursuant to separate Assignment and Assumption Agreements, the Company holds the rights to leases of eight low power television channels in the Lebanon area. Specifically, the Company holds the rights to channels 18, 29, 31, 40, 51,
 53,
55 and 59. The Company is obligated to pay monthly fees of $.10 per subscriber. The term of each of such agreements is 10 years, commencing October 17, 1996, which term shall renew automatically for an additional
 10
years, at the Company=s option.  The Company is currently unable to predict
when it will begin to construct its Lebanon system, although the Company does not anticipate that it will commence construction prior to 1998, at the earliest. The Company does not currently possess capital sufficient to commence construction of such wireless cable system. There is no assurance
that the Company will ever possess capital with which it would be able to construct its Lebanon system.

     Port Angeles, Washington. The Company holds the rights to leases of three wireless cable channels in Port Angeles, Washington, channels H1,
 H2
and H3. The Company is currently unable to predict when it will begin to construct such wireless cable system. Nevertheless, should funding of approximately $200,000 be available, the Company anticipates that it will begin construction of such wireless cable system during the first quarter of Fiscal 98. There is no assurance that such level of funding for construction of such wireless cable system will be available. In addition, the Company will be required to acquire more channel rights and/or utilize available signal
compression technologies, in order to be in position to offer a viable wireless
cable alternative. There is no assurance that the Company will be able to acquire any additional channel rights or acquire the rights to utilize any signal
compression technologies.

     The Dalles, Oregon. The Company holds the rights to leases of six wireless cable channels in The Dalles, Oregon, channels B1-2-3 and C1-2 -3.
The Company is currently unable to predict when it will begin to construct such wireless cable system, inasmuch as the Company does not currently possess capital with which to commence construction. There is no assurance
that funding for construction of such wireless cable system will be available.

     Sand Point, Idaho. The Company holds the rights to leases of six wireless cable channels in Sand Point, Idaho, channels B1-2-3 and C1-2-3. The Company is currently unable to predict when it will begin to construct such wireless cable system, inasmuch as the Company does not currently possess capital with which to commence construction. There is no assurance that funding for construction of such wireless cable system will be available.

     Fallon, Nevada. The Company holds the rights to leases of five wireless cable channels in Fallon, Nevada, channels E1-2-3-4 and H3. The
 Company
is currently unable to predict when it will begin to construct such wireless cable system, inasmuch as the Company does not currently possess capital with which to commence construction. There is no assurance that funding for
construction of such wireless cable system will be available.

     Astoria, Oregon. The Company holds the rights to leases of two wireless cable channels in Astoria, Oregon, channels H2 and H3. The Company is currently unable to predict when it will begin to construct such wireless cable
system, inasmuch as the Company does not currently possess capital with which to commence construction. There is no assurance that funding for construction of such wireless cable system will be available. In addition, the
Company will be required to acquire more channel rights and/or utilize available signal compression technologies, in order to be in position to offer
a viable wireless cable alternative. There is no assurance that the Company will be able to acquire any additional channel rights or acquire the rights to utilize any signal compression technologies.

Competition

In addition to competition from established hard-wire cable television systems, wireless cable television operators face competition from numerous
other sources, including potential competition from emerging technologies in the pay-television industry, certain of which are described below.

     Satellite Receivers. Satellite receivers are generally seven to 12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Until the implementation of encryption, these dishes enabled reception of any and all signals without payment of fees. Having to
purchase decoders and pay for programming has reduced their popularity, although the Company will, to some degree, compete with these systems in marketing its wireless cable services.

     Direct Broadcast Satellite (DBS). DBS involves the transmission of an encoded signal direct from a satellite to a customer=s home. Because the signal is at a higher power level and frequency than most satellite transmitted
signals, its reception can be accomplished with a relatively small (18-inch) dish. DBS cannot, for technical and legal reasons, provide local VHF/UHF broadcast channels as part of its service, although many DBS subscribers receive such channels through the use of standard over-air receive antennas.
Moreover, DBS may provide subscribers with access to broadcast network distant signals only when a subscriber resides in areas unserved by any broadcast station. The cost to a DBS subscriber for equipment and service is generally substantially higher than similar costs to wireless cable subscribers. Several DBS services currently are available nationwide.
 DBS
currently has approximately four million subscribers nationwide.  At present,
the Company does not believe that, in the near-term, DBS will constitute significant competition in the markets in which the Company operates, due primarily to its cost and failure to provide access to local VHF/UHF broadcast channels.

     Satellite Master Antenna Television (SMATV). SMATV is a multi-channel television service offered through a wired plant quite similar to a hard-wire cable system, except that it operates without a franchise from a local authority. SMATV operates under an agreement with a private landowner to service a specific multiple-dwelling unit (e.g., apartment complex). The FCC has recently amended its rules to provide point-to -point delivery of video programming by SMATV operators and other video delivery systems in the 18 gigahertz band.

     Telephone Companies. Under the Communications Act, local exchange carriers (LECs) are currently prohibited from providing video programming directly to subscribers in their respective telephone service areas. The FCC has recently ruled, however, that LECs may acquire wireless cable operations. Moreover, certain U.S. District Courts and Courts of Appeal have held that the Atelco-cable cross-ownership ban@ abridges the First Amendment rights of LECs to free expression under the U.S. Constitution.
Such rulings are currently under appeal or are expected to be appealed.
 The
Telecommunications Act lifts barriers to the provision of cable television service by telephone companies. The FCC already permits LECs to provide
Avideo dial-tone@ service, thereby allowing such carriers to make available to multiple service providers, on a nondiscriminatory common carrier basis, a basic platform that will permit end users to access video program services provided by others.

     While the competitive effect of the entry of telephone companies into the video programming business is still uncertain, the Company believes that wireless cable systems will continue to maintain a cost advantage over video
dial-tone service and fiber optic distribution technologies.  However, due to
rapid technological advancements and the capital resources of LECs, no assurances can be made in this regard.

     Video Stores. Retail stores rent VCRs and/or video tapes, and are a major participant in the television program delivery industry. According to Paul Kagan Associates, Inc., there are over 75.5 million households with VCRs now in use in the United States. This segment of the television program delivery industry represents significant competition for pay-per-view sales and premium programming channels.

     Local Off-Air VHF/UHF Broadcasts. Local off-air VHF/UHF broadcasts
(such as ABC, NBC, CBS, FOX, UPN and WB) provide a free
 programming
alternative to the public.  Prior to October 1993, wireless cable systems could
re-transmit these broadcast signals without permission. However, with the enactment of the Cable Act, local broadcasters may require that cable operators obtain their consent before re-transmitting local off-air
 VHF/UHF
broadcasts.  The Company will attempt to obtain such consents in each of its
markets where the Company is re-transmitting on a wireless cable channel.

     Local Multi-Point Distribution Service. In 1993, the FCC proposed to re-
designate the 28 gigahertz band to create a new video programming delivery
service referred to as local multipoint distribution service (LMDS). Final rules for LMDS have not been established. Auctions for the LMDS-related channels are not expected to begin until the middle of 1997, and the Company does not expect to possess sufficient capital to participate in such auction.

     Community (Low Power) Television. Community Television utilizes a limited portion of the spectrum allocated by the FCC for local off-air VHF/UHF broadcasts, but Community Television utilizes lower power transmission equipment than local off-air VHF/UHF broadcasts and its signal
may be encrypted.  Community Television requires a separate transmitter for
each channel and a standard antenna at the receiving site.

                   Business - Community (Low Power) Television

General

     Industry History. Community, or low power, television is a relatively new broadcasting category created by the FCC in the early 1980=s. Community television stations, with their narrow geographic coverage, usual unaffiliated
status and local programming focus, are becoming a more important part of the current broadcasting mix. While able to cover, on average, only between
five and 20 miles radius (15-62 square miles) with their signals, community television stations have been able to expand greatly their coverage by having
their signals included in local and regional cable systems. Entry into the community television industry requires substantially less capital than entry into the high-power television industry. There are currently approximately 1,700 community television stations licensed by the FCC, with approximately the same number of applications for new licenses now pending
with the FCC.

     Community television stations may be either affiliated with one of the national networks (ABC, NBC, CBS, FOX, UPN or WB) or may be independent. The Company does not anticipate that its community television
stations will become network affiliates in the near term. However, it is expected that, once operational, each of the Company=s stations will become
an affiliate of the Video Catalog Channel, a merchandise sales operation. The Company=s only operational station, Call sign K13VE, Channel 13, in Baton Rouge, Louisiana, has been an affiliate of the Video Catalog
 Channel
since going on the air in January 1996. (See ABusiness Strategy@ hereunder).

Programming

Lacking a national network affiliation, independent community (low power)
television stations, in general, depend heavily on independent third parties for
programming. Programs obtained from independent sources consist primarily of syndicated television shows, many of which have been shown previously on a network, and syndicated feature films, which were either made for network television or have been exhibited previously in motion picture theaters (most of which films have been shown previously on network
and cable television).  Syndicated programs are sold to individual stations to
be broadcast one or more times. Independent television stations generally have large numbers of syndication contracts; each contract is a license for a particular series or program that usually prohibits licensing the same programming to other television stations in the same market. A single syndication source may provide a number of different series or programs.

Licenses for syndicated programs are often offered for cash sale or on a barter
or cash-plus-barter basis to stations. In the case of a cash sale, the station purchases the right to broadcast the program, or a series of programs, and sells advertising time during the broadcast. The cash price of such programming varies, depending on the perceived desirability of the program
and whether it comes with commercials that must be broadcast (a cash
-plus-
barter basis).  Bartered programming is offered to stations without charge, but
comes with a greater number of commercials that must be broadcast, and, therefore, with less time available for sale by the station. Recently, the amount of bartered and cash-plus-barter programming broadcast industry-wide has increased substantially.

For the foreseeable future, however, the Company anticipates that each of its
community television stations will be an affiliate of the Video Catalog Channel, deriving all of its programming therefrom. (See ABusiness Strategy@ hereunder, as well as AManagement=s Discussion and Analysis of Financial Condition and Results of Operations@).

Community Television Industry Trends

The Company believes that community television is in the right position at a very dynamic time in the television broadcasting market place. With the ever-growing number of cable (hard-wire and wireless) channels in most markets, coupled with the lack of programming available for channel slots past the 70-channel mark, there appears to be room available on such cable systems for additional stations. This availability of channel room on cable systems has the effect of giving community television far greater area coverage than could be achieved solely by broadcasting a signal. The potential for community television stations to achieve historically high revenues exists, if a particular market and/or region can be exploited effectively. There is no assurance that the Company will be able to exploit each of its community television markets.


Business Strategy

It is the Company=s current intention for each of its community television stations, as soon as it becomes operational, to become an affiliate of the Video Catalog Channel, a merchandise sales operation. It is the
 Company=s
experience, from the operations of its Baton Rouge, Louisiana, community television station, that this strategy generates positive cash flow, from inception of broadcasting. From such financial position, a station=s advertising sales efforts will be increased in an effort to exploit such station=s
coverage area.  Also, the Company will attempt to secure a channel on each
of the cable systems within a particular market. There is no assurance that the Company will be able to exploit effectively any of its community television markets. It is possible that one or more of the Company=s community television stations could, in the future, become an affiliate of one
of the national networks, such as FOX, UPN or WB.  However, no prediction
in this regard can be made.

Company Markets

     General. The Company currently operates a community television station in Baton Rouge, Louisiana, and holds the rights to community television stations in other cities, as follows:

                                                Estimated
                      Total                  Total
City                Population         Households         Channel
-------------     -------------         --------------         ----------
Baton
Rouge, LA      637,555              252,106                 13
Monroe/
Rayville, LA  235,394                 92,900                  26
Bainbridge,
Georgia         298,215               120,688                  36
Natchitoches,
Louisiana        97,764                 45,730                   38

  Totals        1,268,928              511,424
____________
Source: 1990 Census Data.

The Company currently intends to establish its Community Television stations in the order of the above presentation. Such order of development was determined after an assessment of the business potential of each of the markets based upon the number of homes within the radius of the proposed transmit site, as well as other demographic factors. Except where noted below, the Company will seek additional financing, either equity or debt, or form partnerships for the development of its markets. The Company does not
currently have such financing or partners in place. The Company believes such financing will be available on a station-by-station basis; however, there
can be no assurance that it will be able to obtain such financing or partners on a timely basis and on satisfactory terms and conditions, if at all. The failure to obtain additional funds or partners on a timely basis could materially adversely affect the Company and its business.

     Baton Rouge, Louisiana. K13VE, Channel 13, the Company=s Baton Rouge, Louisiana, community television station, has been broadcasting since
January 1996, as an affiliate of the Video Catalog Channel.  The
 Company=s
current broadcast signal reaches approximately 30,000 households. Should the Company obtain necessary funds, of which there is no assurance, the Company intends to commit $20,000 to increase the power of such station to
its maximum legal limit, which would permit the Company=s broadcast signal to reach approximately 150,000 households. It is expected that the commissions earned by K13VE from Video Catalog Channel sales originating from its broadcast area will increase proportionately to its increased number of households reached. There is no assurance that such will be the case.

     Other Stations. The Company owns the licenses to community television stations located in Monroe/Rayville, Louisiana, Natchitoches, Louisiana,
 and
Bainbridge, Georgia, which television stations are expected to be constructed
in the order listed, assuming adequate funding is available, of which there is no assurance. The Company believes it will require approximately $50,000 to construct each station. Because the Company intends to have each of its stations become an affiliate of the Video Catalog Channel immediately after construction has been completed, the Company does not expect to require additional funds for marketing. There is no assurance that funding will be available to the Company at such times as it attempts to construct any one of
its community television stations. Absent additional funding, the Company would likely be unable to construct any of its community television stations.

Competition

Community television stations compete for advertising revenue in their respective markets, primarily with other broadcast television stations and cable television channels, and compete with other advertising media, as well.
Such competition is intense. In addition, competition for programming, management personnel and network affiliations is severe. There is no assurance that the Company=s community television channels, once built, of which there is no assurance, will be able to compete effectively in their respective markets. (See ARisk Concerning Community (Low Power) Television - Competition@ under ARisk Factors@).

                                      Business - Wireless Internet

General

Wireless Internet is a new type of communications spectrum recently designated by the FCC. The FCC has designated the 900 MHZ band for wireless internet use. Wireless Internet requires a transmission facility maintained by the Wireless ISP and the user=s modem equipped with an antenna. Wireless Internet capability allows users to access the Internet from
a stationary computer or from a mobile, lap-top computer located within the
Wireless ISP=s transmission area; that is, a user can travel in a car, bus, train,
etc., within the Wireless ISP=s transmission area and maintain constant Internet access. The Company believes that businesses, particularly service businesses, once made aware of the Wireless Internet technology, will readily
subscribe to the Company=s Wireless ISP service, although no assurance can
be made in this regard.

During the second quarter of 1997, the Wireless Internet technology to be employed by the Company will have been developed so as to allow the user=s
connection to be the equivalent of a traditional ISDN telephone line. This type of connection permits much more efficient access to the Internet than does a traditional (non-ISDN) telephone line. The Company believes its Wireless ISP service will be extremely competitive in its markets.
 However,
there is no assurance that such will be the case, inasmuch as the Wireless
 ISP
is a new technology and the Company has conducted no formal market research in any of its proposed Wireless ISP markets. (See ABusiness Strategy@ hereunder).

Business Strategy

     General.  It is the Company=s intention to develop its Dallas Wireless
 ISP
as quickly as possible. Assuming funding is available, of which there is no assurance, the Company intends to commit $200,000 to this end. Should the
Company be successful in obtaining bank financing, the Company intends to
begin to develop its Dallas Wireless ISP as quickly as possible, a goal of commencement of customer solicitation during the second quarter of 1997. Assuming such financing is available, of which there is no assurance, the Company intends to begin to develop its Houston Wireless ISP as soon as its
Dallas Wireless ISP=s monthly revenues exceed its monthly expenditures.
No prediction can be made with respect to when the Company=s Dallas
Wireless ISP will begin to generate positive cash flow.  There is no assurance
that the Company will successfully exploit any of its Wireless ISP markets. (See ACompetition@ hereunder). The Company=s Baton Rouge, Louisiana, Wireless ISP has not yet begun to solicit customers; thus, no determination of consumer acceptance can yet be made. However, another Wireless ISP in
Monroe, Louisiana, utilizing the same Wireless Internet Access System as the
Company, reports that consumer acceptance appears to be excellent.
 There
is no assurance that the Company will experience similar results.

     Marketing. In marketing its Wireless ISP services, the Company will emphasize the superior connection to the Internet offered by its equipment, the low price relative to the quality of the Internet connection, the mobility of the Internet connection and the ability to gain access to the Internet without dealing with the local telephone company. There is no assurance that
this method of marketing will be successful.

Competition

Traditional (telephone-line dependent) Internet Service Providers are currently engaged in severe competition for market share, particularly in the
larger markets of the U.S. It can be expected that many competitors will possess far greater resources, financial and otherwise, than does the Company. There is no assurance that the Company will be able to compete successfully in any of its Wireless ISP markets. (See ARisk Factors Concerning Wireless Internet - Competition@ under ARisk Factors@).

Company Employees

The Company currently has no salaried employees. However, the Company=s officers are performing all required business and administrative functions without pay. Should the Company be successful in securing funding, it is expected that the Company would employ approximately 25 persons by the close of 1997. The industries in which the Company operates
require a high level of expertise in many positions. The Company does not anticipate any difficulty in retaining necessary personnel.

Company Properties

The Company leases approximately 1,200 square feet for its executive offices
in Baton Rouge, Louisiana, for a monthly rental of $1,600. The Company expects to lease additional office space, as well as necessary transmitter space, as it launches each wireless cable system, each community television station and Wireless ISP.

                                            MANAGEMENT

The following table sets forth the officers and directors of the Company as of the date of this Prospectus.
Name                            Age         Position
-----------                      ------        ----------------
David M. Loflin(1)         39          President and Director
Waddell D. Loflin (1)     47          Vice President, Secretary
                                                          and Director
Richard N. Gill               39          Director
Ross S. Bravata              38          Director
Michael Cohn                 39          Director
____________
(1)  David M. Loflin and Waddell D. Loflin are brothers.

The current officers and directors of the Company serve until the next annual
meeting or until their respective successors are elected and qualified. All officers serve at the discretion of the Board of Directors. The family relationships between the Company's officers and directors are noted in the table above. Certain information regarding the backgrounds of each of the officers and directors of the Company is set forth below.

David M. Loflin, President and Director of the Company, has, for more than
the past five years, owned and operated Gulf Atlantic Communications,
 Inc.
(AGulf-Atlantic@), a Baton Rouge, Louisiana-based wireless technology firm
specializing in development of wireless cable systems and broadcast television stations. Gulf Atlantic has designed, constructed and operated two
wireless cable systems: (1) Baton Rouge, Louisiana, and (2) Selma,
 Alabama.
Mr. Loflin developed and currently operates one television station, WTVK-TV11, Inc. (a Warner Brothers Network affiliate), Channel 11 in Baton Rouge, Louisiana. For over ten years, Mr. Loflin has served as a consultant
for Wireless One, one of the largest wireless communications firms in the United States. Mr. Loflin is a member of the Wireless Cable Association International and the Community Broadcasters Association.

Waddell D. Loflin, Vice President, Secretary and Director of the Company, has, for more than the past five years, served as Vice President of
 Operations
and Treasurer of Gulf Atlantic Communications, Inc. and WTVK-TV11,
 Inc.,
both in Baton Rouge, Louisiana.  In addition, Mr. Loflin serves as
 Production
Manager and Film Director for WTVK-TV11, Inc.  Mr. Loflin served as
General Manager for Baton Rouge Television Company, Baton Rouge,
Louisiana, a wireless cable system, where he directed the development and launch of such wireless cable system. Also, Mr. Loflin has devoted over five
years to demographic research relating to the wireless cable industry. Mr. Loflin is a member of the Wireless Cable Association International and the Community Broadcasters Association. Mr. Loflin holds a B.A. degree in Social Sciences from Oglethorpe University, Atlanta, Georgia.


Richard N. Gill, Director of the Company, has, for more than the past five years, served as Chairman of the Board, President and General Manager of Campti-Pleasant Hill Telephone Company, Inc., a Pleasant Hill, Louisiana-based independent telecommunications company involved in the cellular telephone service industry, the wireless cable industry and the Internet service provider industry. Mr. Gill currently serves on the Board of
 Directors
of Artcrete, Inc., and is on the Advisory Board of Peoples State Bank, Pleasant Hill, Louisiana. Mr. Gill received a degree from the University of Southwestern Louisiana, Lafayette, Louisiana, where he currently serves as a member of the Industry Telecommunication Advisory Committee for the Electrical Engineering Department. Mr. Gill is a past-Chairman and current
member of the Louisiana Telephone Association. Mr. Gill is also a member of the United States Telephone Association and the National Telephone Cooperative Association.

Ross S. Bravata, Director of the Company, has, since 1981, worked for Novartis (formerly Ciba Corporation), in various positions, and currently serves as a Senior Control Systems Technician. In such capacity, Mr. Bravata supervises the service and maintenance of electronic instrumentation.
Since 1988, Mr. Bravata has served as a director and principal financial officer of CG Federal Credit Union, Baton Rouge, Louisiana. Also, Mr. Bravata has, since its inception in 1994, served as a director of Trinity=s Restaurant, Inc. in Baton Rouge, Louisiana.

Michael Cohn, Director of the Company, has, for 20 years, owned and operated Arrow Pest Control, Inc., Baton Rouge, Louisiana. In addition,
 Mr.
Cohn owns Arrow Pest Control of New Orleans, Wilson and Sons
Exterminating in Mobile, Alabama, and Premier Termite and Pest Control in Florida.

Executive Compensation

None of the Company=s officers is expected to receive any cash, or other, compensation during Fiscal 97. Further, no Company officer will begin to receive cash compensation until such time as the payment of such compensation would not adversely affect the Company=s operations and proposed development and expansion. No prediction can be made as to when
cash compensation will begin to be paid to the Company=s officers. It is expected that Mr. David M. Loflin, the Company=s President, will be paid an
annual salary of $120,000, at such time as the Company possesses adequate
funds. Any other cash compensation paid to Company officers will be determined by the Board of Directors.



Indemnification of Directors and Officers

The Company currently is seeking officer and director liability insurance, though none has been obtained as of the date of this Prospectus.

As permitted by Nevada law, the Company's Bylaws provide that the Company will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil, including any action
alleging negligence, or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such
action, they are judged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the
Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                   CERTAIN TRANSACTIONS

Founders

In November 1996, the Company=s officers purchased a total of 1,800,000 shares of Company Common Stock for cash at $.10 per share, a total consideration of $1,800. Specifically, David M. Loflin, President and a director of the Company, purchased 1,600,000 shares and Waddell D.
 Loflin,
Vice President, Secretary and a director of the Company, purchased
 200,000
shares of Company Common Stock.

Joint Venture

In January 1997, the Company entered into a joint venture, known as AWeb
One Wireless I.S.P. - Baton Rouge, J.V.@ (the Joint Venture), with Web
 One,
Inc. (Web One), a Louisiana corporation owned by David M. Loflin (50%) and Ross S. Bravata (50%), whereby the Joint Venture will operate as a Wireless Internet Service Provider (ISP) in Baton Rouge, Louisiana.
Pursuant to the Joint Venture Agreement by which the Joint Venture was formed, the Company and Web One each contributed $5,000 to the capital of
the Joint Venture.  Since the formation of the Joint Venture, each of
 Messrs.
Loflin and Bravata has loaned a total of $7,500 to the Joint Venture, which loans bear interest at 8% per annum and are due on demand. Messrs.
 Loflin
and Bravata have advised the Joint Venture that they have no intention of demanding payment of such loans for the foreseeable future. It is expected that each of Messrs. Loflin and Bravata will make similar loans to the Joint Venture during the next six months, up to an additional $7,500. However, there is no guaranty that Messrs. Loflin and Bravata will make any such additional loans. Should such additional loans not be made, it can be expected that the Joint Venture=s ability to achieve successful operations would be severely impaired. In addition, the Company has an option to acquire all of the outstanding capital stock of Web One at any time on or before August 1, 1998. If the option to acquire Web One is exercised by the
Company, the Company, at its sole option, may elect to utilize cash or shares
of its Common Stock in payment for the stock of Web One.  The value of the
stock of Web One is to be established by an independent appraiser. Should the Company elect to utilize shares of its Common Stock with which to acquire the stock of Web One, the per share value of the Company=s
Common Stock shall be equal to the average closing bid price of the Common Stock for the ten trading days immediately prior to the closing of such acquisition, or, should no public market for the Common Stock exist, the per share value of the Common Stock shall be established by an independent appraiser.

Loans by Officers

In October 1996, David M. Loflin loaned, on two separate occassions, a total
of $40,000 to MCTV, which loan is evidenced by a promissory note, bears interest at eight percent per annum and is payable on demand. In
 November
1996, Mr. Loflin loaned the sum of $20,000 to MCTV, which loan is evidenced by a promissory note, bears interest at eight percent per annum
 and
is payable on demand

In January 1997, Mr. Loflin loaned the sum of $8,000 to the Company, which
loan is evidenced by a promissory note, bears interest at eight percent per annum and is payable on demand. $5,000 of such loan has been repaid.

Mr. Loflin has advised the Company that he does not intend to demand payment of such loans until such time as repayment would not adversely affect the financial position of the Company.

Subscription Agreements

Effective December 20, 1996, the Company entered into a Subscription Agreement with its President, David M. Loflin, whereby the Company issued
1,578,512 shares of Common Stock to Mr. Loflin in exchange for assignments of licenses and leases of licenses of television channels and wireless cable television channels and options to acquire such assets, as follows:



Community TV Market                    Channel
----------------------------                    -----------
Monroe/Rayville, LA                          26
Natchitoches, LA                                 38

Wireless Cable Market                    Channels
----------------------------                    -----------
Port Angeles, WA                             H1-2-3
Astoria, Oregon                                 H2-3
Sand Point, UT                             B1-2-3; C1-2-3
The Dalles, OR                             B1-2-3; C1-2-3
Fallon, NV                                     E1-2-3-4; H3

The shares issued to Mr. Loflin under such Subscription Agreement were valued at $1.157 per share, or $1,826,873, in the aggregate, which value was
determined pursuant to a market report and appraisal as of December 20, 1996 (the AAppraisal@), delivered to the Company by Broadcast Services International, Inc., Sacramento, California. (See AAppraisal@ hereunder for a full discussion of the Appraisal).

Effective December 20, 1996, the Company entered into a Subscription Agreement with its Vice President, Waddell D. Loflin, whereby the
 Company
issued 104,249 shares of Common Stock to Mr. Loflin in exchange for an assignment of the license of television channel 36 in Bainbridge, Georgia. The shares issued to Mr. Loflin under such Subscription Agreement were valued at $1.157 per share, or $120,652, in the aggregate, which value was determined pursuant to the Appraisal.

Reorganizations

Effective December 31, 1996, the Company entered into an Agreement and Plan of Reorganization (the AWEI Reorganization@) among the Company, Winter Entertainment, Inc., a Delaware corporation (WEI), and David M. Loflin, as WEI=s sole shareholder, pursuant to which transaction WEI became
a wholly-owned subsidiary of the Company.  WEI owns and operates
 K13VE
Channel 13 in Baton Rouge, Louisiana.  Under the WEI Reorganization,
 Mr.
Loflin received 227,336 shares of Company Common Stock in exchange for
his shares of WEI common stock. The shares of Company Common Stock issued to Mr. Loflin in the WEI Reorganization were valued at $1.157 per share, or $263,106, in the aggregate, which value was determined pursuant to the Appraisal.

Effective December 31, 1996, the Company entered into an Agreement and
Plan of Reorganization (the AMCTV Reorganization@) among the
 Company,
Missouri Cable TV Corp., a Louisiana corporation (MCTV), and the shareholders of MCTV, pursuant to which transaction WEI became a wholly-
owned subsidiary of the Company. MCTV owns licenses and leases of licenses of wireless cable television channels in Poplar Bluff, Missouri, which system is ready for broadcast operations, and Lebanon, Missouri, which system has yet to be developed. Under the MCTV Reorganization, David M. Loflin, as a shareholder of MCTV, received 1,179,389 shares of Company Common Stock in exchange for his shares of MCTV common stock. The shares of Company Common Stock issued to Mr. Loflin in the MCTV Reorganization were valued at $1.157 per share, or $1,364,553, in the
aggregate.  Also under the MCTV Reorganization, Ross S. Bravata, a director
of the Company, received, as a shareholder of MCTV, 42,887 shares of Company Common Stock valued at $1.157 per share, or $49,620, in the aggregate, and Michael Cohn, a director of the Company, received, as a shareholder of MCTV, 53,608 shares of Company Common Stock valued at
$1.157 per share, or $62,024, in the aggregate. The value of the shares of Company Common Stock received by Messrs. Loflin, Bravata and Cohn under the MCTV Reorganization was determined pursuant to the Appraisal.

Stock Purchase

In March 1997, one of the Company=s directors, Michael Cohn, purchased 20,000 shares of Company Common Stock for cash in the amount of $50,000. Mr. Cohn has advised the Company that he intends to purchase, within 30 days from the date of this Prospectus, an additional 40,000 shares
for cash in the amount of $100,000.  However, there is no assurance that such
investment will be made.

Appraisal

The Appraisal was delivered to the Company by Broadcast Services International, Inc., a Sacramento, California-based communications appraisal
firm.  The report of BSI was based on 1990 Census Data.  With respect to the
wireless cable markets, the engineering studies relied upon by BSI indicate the number of households within the broadcast radius using the 1200 MHZ frequency. The 1200 MHZ frequency was assumed, due to BSI=s experience
that, given all of the variables that may be present in a market-by-market system build-out, the actual benchmark performance is more truly reflected by using the higher (1200 MHZ) frequency, such that the signal attenuation is not over-stated. Valuation formulas for the wireless cable markets of the Company were based on initial public offerings within the wireless cable industry during the past three years. The formulas used in evaluation of the Company=s broadcast channels are based on recent sales and market evaluation techniques employed by the Community Broadcasters
Association, among others.

                                  PRINCIPAL SHAREHOLDERS

On the date of this Prospectus, there were 6,170,000 shares of Company Common Stock issued and outstanding. The following table sets forth certain
information regarding the beneficial ownership of Company Common
 Stock
as of the date of this Prospectus, and after giving effect to the dividend distribution of Company Common Stock to the shareholders of ECA, by (i) persons known to the Company to be beneficial owners of more than 5%
 of
the Common Stock of the Company, (ii) each of the Company's officers
 and
directors and (iii) the officers and directors of the Company as a group.

Name
and
Address                      Shares                        Shares
of Bene-                     Owned                       Owned
ficial                           Bene-           %          Bene-           %
Owner                        ficially       Owned     ficially      Owned

David M. Loflin       4,585,237    74.31%   4,585,237    74.31%
8478 Quarters
   Lake Rd.
Baton Rouge,
   LA 70809

Waddell D. Loflin      304,249      4.93%      304,249      4.93%
8478 Quarters
   Lake Rd.
Baton Rouge,
    LA 70809

Entertainment
   Corporation
   of America            360,000       5.83%            ---        ---
727 Iberville
New Orleans,
   LA 70130

Ross S. Bravata        42,887             *            42,887           *
8478 Quarters
   Lake Road
Baton Rouge,
   LA 70809



Michael Cohn           73,608         1.19%         73,608        1.19%
8748 Quarters
   Lake Road
Baton Rouge,
   LA 70809

All officers and
 directors as a
 group (5 persons)  5,005,981     81.13%     5,005,981      81.13%
____________
 *  Less than 1%.
(1) Based on 6,170,000 shares outstanding and prior to the dividend distribution described herein.
(2) Based on 6,170,000 shares outstanding and after giving effect to the dividend distribution described herein.

                                  FEDERAL INCOME TAXES

The summary discussion below is based on the Internal Revenue Code of 1986, as amended (the ACode@), various regulations promulgated pursuant to
the Code, interpretations published by the Internal Revenue Service (the AService@) and court decisions.

This section was prepared by the law firm of Newlan & Newlan
 (ACounsel@)
and reflects the opinions of such firm regarding the material federal income tax consequences arising from the distribution of the Company's Common
Stock as described in this Prospectus.  All opinions of Counsel rely upon the
accuracy of the information submitted and the representations made by
 ECA.
Such opinion is not binding on the Service or on the courts.  Accordingly, no
assurance can be given that the Service will agree with the opinions expressed hereinbelow.

ECA will report the distribution of the Company's Common Stock as a distribution subject to the provisions of Section 301 of the Internal
 Revenue
Code of 1986, as amended (the ACode@).  ECA will recognize gain as a result
of the distribution to the extent the fair market value of the Common Stock exceeds the adjusted basis of such Common Stock in the hands of ECA.
ECA can recognize no loss as a result of the distribution. The fiscal year of ECA ends July 31 and the Company=s fiscal year ends December 31.

Holders of ECA common stock will be taxed on the dividend distribution as
ordinary income to the extent of ECA=s current and accumulated earnings and profits, computed as of the close of the tax year during which the distribution occurs. A portion of the distribution, if any, which exceeds ECA=s current and accumulated earnings and profits will reduce a shareholder's adjusted basis in his ECA common stock, but not below zero.
To the extent of any such reduction in basis, the distribution will not be currently taxable. If the amount of the distribution would have the effect of reducing a shareholder=s adjusted basis in his ECA common stock below zero, the excess will be treated as a gain from the sale or exchange of property. If the ECA common stock is a capital asset in the hands of the shareholder, the gain will be a capital gain, either long-term or short-term, depending on whether the shareholder has held his ECA common stock for more than one year.

Non-corporate shareholders will be treated as having received a distribution
equal in value to the fair market value, at the date of the distribution, of the Common Stock they receive. Corporate shareholders will generally be treated as having received a distribution in an amount equal to the lesser of
(I) ECA=s adjusted basis in the Common Stock immediately prior to the distribution, increased by the amount of any gain recognized by ECA on the
distribution, or (ii) the fair market value of the Common Stock on the date of
the distribution. However, corporate shareholders may be entitled to the dividends-received deduction, which would generally allow them a deduction, subject to certain limitations, from their gross income of 80% of the amount of the dividend.

A non-corporate shareholder=s tax basis in the Common Stock will equal the
fair market value of the Common Stock on the date of the distribution and
 a
corporate shareholder=s tax basis in the Common Stock will generally equal the lesser of the fair market value of the Common Stock on the date of the distribution or the adjusted basis of the Common Stock in the hands of
 ECA
immediately prior to the distribution, increased in the amount of any gain recognized to ECA on the distribution.

The holding period of a corporate shareholder of ECA attributable to the Common Stock of the Company will commence on the date of the distribution. If gain is recognized on the distribution by ECA, as will be the case if the fair market value of the Common Stock distributed exceeds its adjusted basis, a corporate shareholder=s holding period will begin on the date
of the distribution.

If gain is not recognized by ECA on the distribution and the basis of the Common Stock in the hands of the corporate shareholder is determined under
Code Section 301(d)(2)(B), then (except for gain from certain sales or exchanges of stock in foreign corporations) such corporate shareholder will not be treated as holding the Common Stock distributed during any period before the date on which such corporate shareholder=s holding period in its Common Stock began.

In the absence of a trading market for the Common Stock, Afair market
 value@
is to be calculated in accordance with Internal Revenue Service Revenue Ruling 59-60, 1959-1C.B.237, which sets forth certain factors for such a determination (for example, the nature of the business, its history, the general
economic outlook, book value of the Company, earnings capacity, dividend paying capacity, existence of good will and recent sales of Company shares).
Neither ECA nor the Company will advise the shareholders what the Afair market value@ of the Common Stock will be on the distribution date. Each shareholder must make his own determination. ECA intends to send to shareholders and the Service, however, IRS Form 1099 DIV which will indicate a value of the dividend distribution equal to the fair market value of the Common Stock on the date of the dividend distribution, in the opinion of
ECA. Any portion of the distribution which has the effect of reducing a shareholder's adjusted basis below zero will be treated as a gain from the sale or exchange of property.

The preceding discussion is a general summary of current federal income tax
consequences of the dividend distribution as presently interpreted, and a shareholder=s particular tax consequences may vary depending on his individual circumstances. Shareholders are encouraged to consult their own
tax counsel concerning the treatment of the distribution on their income tax returns.

                                             LITIGATION

The Company is not currently involved in any legal proceeding.

                             DESCRIPTION OF SECURITIES

Authorized Capital Stock

The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Common Stock, $.0001 par value per share.
As of the date of this Prospectus, there were 6,170,000 shares of Company Common Stock outstanding.

Description of Common Stock

Each share of Common Stock is entitled to one (1) vote at all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. The Articles of Incorporation of the Company prohibit cumulative voting in the election of directors. The absence of cumulative voting means that holders of more than
50% of the shares voting for the election of directors can elect all directors if they choose to do so. In such event, the holders of the remaining shares of
Common Stock will not be entitled to elect any director. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. In the event of liquidation, dissolution
or winding up of the Company, holders of shares of Common Stock will be entitled to receive, on a pro rata basis, all assets of the Company remaining after satisfaction of all liabilities.

Transfer Agent and Registrar

The Company has retained Securities Transfer Corporation, Dallas, Texas, as transfer agent and registrar for the Common Stock of the Company.

                                          LEGAL MATTERS

The law firm of Newlan & Newlan, Irving, Texas, has acted as legal counsel
for the Company in connection with the Registration Statement of which this
Prospectus forms a part and related matters.  As of the date of this
 Prospectus,
Newlan & Newlan owned 150,000 shares of Company Common Stock.

                                                EXPERTS

The financial statements of the Company included in this Prospectus and Registration Statement have been audited by Weaver and Tidwell, L.L.P., independent auditor, for the period indicated in its report thereon which appear elsewhere herein and in the Registration Statement. The financial statements audited by Weaver and Tidwell, L.L.P., have been included in reliance on its reports given as its authority as an expert in accounting and auditing.


INDEPENDENT AUDITOR'S REPORT


To the Board of Director's and Stockholders
Media Entertainment, Inc.

We have audited the accompanying consolidated balance sheet of Media Entertainment Inc., and subsidiaries (a development stage company) as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from inception (November 1, 1996) to December 31, 1996.

These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Media Entertainment, Inc. and subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the period from inception (November
1, 1996) through December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note
1 to the financial statements, the Company is in its development stage and has no operating revenue. In addition, the Company has limited capital resources and a loss from operations since inception, all of which raise substantial doubt about its ability to continue as a going concern.
Management's plans in regard to these matters are also discussed in Note 1. The financial tatements do not include any adjustments that might result from the outcome of this uncertainty.



WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
April 3, 1997

2875

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
CONSOLIDATED BALANCE SHEET



                           December 31,  March 31,
                              1996         1997
                                       (unaudited)
                     ASSETS

CURRENT ASSETS
  Cash                      $ 14,502     $ 36,533
  Accounts receivable            310          225
  Prepaid expenses                 0          910
  Deferred offering costs     15,238       15,937

   Total current assets       30,050       53,605

PROPERTY AND EQUIPMENT, net
  net accumulated depre-
  ciation of 0 and $176,
  respectively               196,214      197,796

INVESTMENT IN JOINT VENTURE        0        2,500

INTANGIBLES
  Organization costs, net of
   accumulated amortization
   of $19 and $47,
   respectively                  550          522

  Licenses and rights to
   leases of licenses,
   $0 and $380, respectively  22,024       26,645

                              22,574       27,167

           Total assets     $248,838     $281,068

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable to
   stockholder              $ 50,000     $ 53,000
  Accounts payable                 0          550
  Accounts payable -
   affiliate                  10,069       10,069
  Accrued interest               820        1,180

           Total current
            liabilities       60,889       64,799

STOCKHOLDERS' EQUITY
  Common stock, $.0001 par
   value, 100,000,000 shares
   authorized, 6,000,000 and
   6,170,000 shares issued
   and outstanding,
   respectively                  600          617
  Additional paid-in capital 189,528      299,511
  Retained deficit         (      19)   (  22,999)
  Subscriptions receivable (   2,160)   (     860)
  Consulting and legal
   services                        0    (  60,000)

                             187,949      216,269

TOTAL LIABILITIES AND
	STOCKHOLDERS' EQUITY      $248,838     $281,068



The Notes to Consolidated Financial Statements are an integral part of this statement.

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
CONSOLIDATED STATEMENT OF OPERATIONS




                                       Cumulative
             Period                    Since
             from         Three        Inception
             Inception    Months       (November
             (November    Ended        1, 1996)
             1, 1996) to  March        to March
             December     31. 1997     31, 1997
             31, 1996     (unaudited)  (unaudited)




Revenue	         $ 0       $   224	      $   224

General and
 administra-
 tive expenses   19         23,204       23,223

   Net loss    ($19)      ($22,980)    ($22,999)

   Loss per
    common
    share     ($0.00)       ($0.00)      ($0.00)


The Notes to Consolidated Financial Statements are an integral part of this statement.

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY
PERIOD FROM INCEPTION (NOVEMBER 1, 1996)
TO DECEMBER 31, 1996 AND
THREE MONTHS ENDED MARCH 31, 1997 (unaudited)



						Deficit
						Accumu-
						lated		Consult-
						During		ing
						the	Stock	and
					Additional	Develop-	Subscrip-	Legal
			 Common Stock	Paid-in	ment	tions	Agree-
			Shares	Amount	Capital	Stage	Receivable	ment




Balance
 at incep-
 tion (Nov-
 ember 1,
 1996)          0   $  0   $    0   $    0   $    0  $    0

Issuance
 of common
 stock for
 $1,800 sub-
 scription
 receivable
 upon
 incorpor-
 ation of
 the Com-
 pany on
 November
 1, 1996   1,800,000   180    1,620      0  ( 1,800)      0

Sale of
 common
 stock
 for $360
 subscrip-
 tion re-
 ceivable
 on Nov-
 ember 15,
 1996        360,000    36     324       0  (   360)      0

Issuance of
 common
 stock for
 assignment
 of licenses
 and leases
 on Decem-
 ber 20,
 1996      1,578,512   158   ( 158)      0        0       0

Issuance of
 common
 stock
 for assign-
 ment of
 licenses
 and leases
 on Decem-
 ber 20,
 1996       104,249     10   (  10)      0        0       0

Issuance of
 common
 stock
 for the
 acquisition
 of Winter
 Entertain-
 ment, Inc.,
 effective
 December
 31, 1996   227,336     23   16,097       0        0       0

Issuance of
 common
 stock
 for the
 acquisition
 of Missouri
 Cable TV
 Corp.
 effective
 December
 31, 1996  1,929,903   193  171,655       0        0       0

Net loss          0      0       0     ( 19)       0       0

Balance,
 December,
 31, 1996  6,000,000   600  189,528    ( 19)  ( 2,160)     0


Unaudited
 Issuance of
  common
  stock for
  cash,
  March 7,
  1997        20,000     2   49,998       0         0      0

 Payment on
  subscription
  receivable       0     0        0       0     1,300      0

	Issuance of
  common
  stock for
  consulting
  and legal
  services
  agreement
  dated
  February 1,
  1997, valued
  at $60,000  150,000   15   59,985       0     0   (60,000)

	Net loss          0    0        0   (22,980)   0         0

Balance,
 March 7,
 1997      6,170,000 $617 $299,511 ($22,999)($860) ($60,000)

The Notes to Consolidated Financial Statements are an integral part of this statement.

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
CONSOLIDATED STATEMENT OF CASH FLOWS


Cumulative
             Period                    Since
             from         Three        Inception
             Inception    Months       (November
             (November    Ended        1, 1996)
             1, 1996) to  March        to March
             December     31. 1997     31, 1997
             31, 1996     (unaudited)  (unaudited)






CASH FLOWS
FROM OPERAT-
ING ACTIVI-
TIES
  Net loss   ($   19)      ($22,980)    ($22,999)

  Adjustment
   to recon-
   cile net
   loss to
   net cash
   used in
   operating
   activities

  Depreciation     0            176          176
  Amortization    19            407          426
  Decrease in
   accounts
   receivable      0             85           85
  Increased in
   prepaids        0        (   910)     (   910)
  Increase in
   deferred
   offering
   costs           0        (   699)     (   699)
  Increase in
   accounts
   payable and
   accruals        0            910          910

    Net cash used
     in operating
     activities    0       ( 23,011)    ( 23,011)

CASH FLOWS FROM
INVESTING
ACTIVITIES
  Cash acquired
   in acqui-
   sition       14,502            0        14,502
  Purchase of
   equipment       0        ( 1,758)       (1,758)
  Investment
   in joint
   venture         0        ( 2,500)      ( 2,500)
  Purchase of
   licenses
   and rights
   to leases
   of licenses     0        ( 5,000)      ( 5,000)

    Net cash
    (used in)
     provided
     by invest-
     ing activ-
     ities      14,502      ( 9,258)        5,244

CASH FLOWS FROM
FINANCING
ACTIVITIES
  Increase in
   note payable
   to stock
   holder          0         3,000          3,000
  Issuance of
   common
   stock           0        50,000         50,000
  Decrease in
   subscrip-
   tions
   receivable      0         1,300          1,300

    Net cash
     provided
     by financ-
     ing activi-
     ties          0        54,300         54,300

    Net increase
     in cash    14,502      22,031         36,533

Cash, beginning
 of period         0        14,502              0

Cash, end
 of period     $14,502     $36,533        $36,533

Noncash investing and financing activities for the three months ended March 31, 1997 (unaudited) include 150,000 shares issued for consulting and legal services to be performed valued at $60,000.


The Notes to Consolidated Financial Statements are an integral part of this statement.

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.  NATURE OF BUSINESS, ORGANIZATION
         AND BASIS OF PRESENTATION

Media Entertainment, Inc., (MEI) was
incorporated in the State of Nevada on November
1, 1996, to operate as a holding company in the wireless cable television and community (low power) television industries, as well as other segments of the communications industry.

Effective December 31, 1996, MEI acquired all of the outstanding common stock of Winter
Entertainment, Inc., a Delaware corporation incorporated on December 28, 1995 (WEI), and
Missouri Cable TV Corp., a Louisiana
corporation incorporated on October 9, 1996
(MCTV).  WEI operates a community television
station in Baton Rouge, Louisiana; MCTV owns wireless cable television channels in Poplar
Bluff, Missouri, which system has been
constructed and is ready for operation, and Lebanon, Missouri, which has yet to be constructed. The acquisition of WEI and MCTV by Media was accounted for as a reorganization of companies under common control at historical cost.

The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business.

Since the Company is in the development stage, it has limited capital resources, insignificant revenue and a loss from operations since its inception. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. The uncertainty of these conditions raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Management plans to raise capital by obtaining financing and, eventually, through public or private offerings. Management intends to use the proceeds from any borrowings to increase the broadcast signal of WEI's community television station, to start operation of MCTV's wireless cable channels in Poplar Bluff, Missouri and to provide working capital. The
Company believes that these actions will enable the Company to carry out its business plan and ultimately to achieve profitable operations.

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

   Principles of Consolidation

The accompanying consolidated financial
statements include all the accounts of MEI and its wholly owned subsidiaries, WEI and MCTV, since the date of acquisition. All intercompany transactions and balances have been eliminated in consolidation. The consolidated group is referred to as the "Company".

   Broadcast Equipment

Equipment is recorded at cost. Depreciation will be calculated using a straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years.

   Cash Equivalents

The Company considers all highly liquid
investments with original maturities of
ninety days or less from the date of purchase to be cash equivalents.

   Income Taxes

The Company provides deferred taxes for the tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. As of December 31, 1996, there are no significant differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future.

As of March 31, 1997 (unaudited), there were no significant deferred tax assets or liabilities.

   Deferred Offering Costs

Costs related to the Company's proposed
public or private offering of $15,238 are capitalized as deferred offering costs.
These costs will be offset against the
proceeds of the proposed offering upon its completion, as a charge to paid-in capital, or expensed in the event the offering is unsuccessful.

As of March 31, 1997 (unaudited), deferred offering costs were $26,645.

   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Recently Issued Pronouncements

The FASB has issued SFAS 128, "Earnings Per
Share" which establishes a new standard for computing and presenting earnings per share
(EPS).  Under SFAS 128, basic EPS excludes
dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS reflects the potential dilution that could occur if all dilutive potential common shares had been issued. The Company is required to adopt
SFAS 128 for periods ending after December
15, 1997.  Earlier adoption is not permitted.

The Company anticipates that there will be no material impact on implementation of this standard.

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES - continued

   Loss Per Common Share

Loss per common share is computed based on the loss for the period divided by the weighted average number of common shares outstanding during the period.

   Amortization

Organization costs are being amortized on a straight-line basis over 60 months. Licenses and rights to leases of licenses will be amortized on a straight-line basis over the license and lease rights periods expected to be 5 to 15 years.


NOTE 3.   ACQUISITIONS

Effective December 31, 1996, the Company acquired WEI and MCTV by issuing common stock in exchange for all the common stock of each company. The majority stockholder of the Company was also the sole stockholder of WEI and the majority stockholder of MCTV.
Therefore, the acquisitions have been accounted for at historical cost. The consolidated statement of operations includes only the Company, since the effective date of the acquisition was the last day of the year.
Proforma financial information, as if the acquisition had occurred as of the beginning of the year ended December 31, 1996, is as follows:

    Revenue                    $ 3,337
    Operating expense            4,787

    Operating loss            ($ 1,450)

    General and
     administrative expenses     7,549

    Net loss                  ($ 8,999)

    Loss per common share     ($  0.00)

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 4.   LICENSES AND RIGHTS TO LEASES OF
          LICENSES

The Company owns licenses or rights to leases of licenses in the following wireless cable and community television markets:

Wireless Cable Market         Expiration Date

		Poplar Bluff, Missouri       October 16, 2006
		Lebanon, Missouri            October 16, 2006
		Port Angeles, Washington    	December 21, 2003
		Astoria, Oregon             December 21, 2003
		Sand Point, Idaho             August 09, 2006
		The Dalles, Oregon            August 09, 2006
		Fallon, Nevada                August 09, 2006

		Community Television Market

		Baton Rouge, Louisiana          July 01, 2007
		Monroe/Rayville, Louisiana      July 01, 2007
		Natchitoches, Louisiana         July 01, 2007
		Bainbridge, Georgia             July 01, 2007

Application for renewal of licenses must be filed within a certain period prior to expiration.


NOTE 5.  NOTES PAYABLE STOCKHOLDER

Notes payable to
majority stockholder,
interest accrues at
8%, due on demand and
unsecured      $50,000


NOTE 6.  SUBSEQUENT EVENTS

In January 1997, the Company entered into an agreement with Web One, Inc. forming Web One
Wireless I.S.P. - Baton Rouge, J.V. (the "Joint
Venture"). The Joint Venture was created to operate as a Wireless Internet Service Provider in Baton Rouge, Louisiana. The agreement gives the Company the option to buy all the outstanding capital stock of Web One, Inc. at any time on or before August 1, 1998. The option price is to be based on an appraisal of Web One, Inc.

MEDIA ENTERTAINMENT, INC. AND SUBSIDIARIES
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6.  SUBSEQUENT EVENTS - continued

In addition, the Company entered into an agreement with Open Net, Inc. whereby the Company has an exclusive right of first refusal to utilize Open Net's wireless internet access system in several U.S. cities. The Company must pay to Open Net $50,000 for each such system purchased by the Company.

Since December 31,1996, the Company has issued
150,000 shares of common stock to prepay legal services valued at $60,000. The Company has also sold 20,000 shares of common stock for $50,000, and has issued options to purchase another 40,000 shares for $100,000.


NOTE 7.  JOINT VENTURE (unaudited)

During the three months ended March 31, 1997, the Company incurred $2,500 in costs relating to the acquisition of the Joint Venture. As of March 31, 1997, the Joint Venture has had no operations.


NOTE 8.  FINANCIAL INSTRUMENTS

Financial instruments of the Company consist principally of cash, accounts payable, and notes payable. Recorded values approximate fair values due to the short maturities of these instruments.

INDEPENDENT AUDITOR'S REPORT


To the Board of Director's and Stockholder
Missouri Cable TV Corporation

We have audited the accompanying balance sheet of Missouri Cable TV Corporation, (a development stage company) as of December 31, 1996 and the related statements of operations, changes in stockholder's equity and cash flows for the period from inception (October 9, 1996) to December 31, 1996. These financial statements are the responsibility of the company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Missouri Cable TV
Corporation as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (October 9, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in its development stage and has no operating revenue.
In addition, the Company has limited capital resources and a loss from operations since inception, all of which raise substantial doubt about its ability to continue as a going concern.
Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
April 3, 1997

2893

MISSOURI CABLE TV CORPORATION
(a development stage company)
BALANCE SHEET


                                        March 31,
                       December 31,       1997
                          1996         (unaudited)

ASSETS

CURRENT ASSETS
  Cash                  $ 13,742       $     63
  Due from affiliate      15,000         18,234
  Prepaid expenses             0            910

   Total current
    assets                28,742         19,207

PROPERTY AND EQUIPMENT   186,333        188,091

LICENSES AND RIGHTS
 TO LEASES OF LICENSES,
 net of accumulated
 amortization of $225
 and $492, respectively   15,774         20,508

TOTAL ASSETS            $230,849       $227,806


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Note payable to
   stockholder          $ 50,000       $ 50,000
  Accounts payable         8,181          8,181
  Accrued interest           820          1,121

   Total current
    liabilities           59,001         59,302

STOCKHOLDER'S EQUITY
  Common stock, no par
   value 1,800,000
   shares authorized,
   issued and out-
   standing              179,611        179,611
	Deficit accumulated
   during the
   development stage   (   7,763)     (  11,107)

                         171,848        168,504

TOTAL LIABILITIES
 AND STOCKHOLDER'S
 EQUITY                 $230,849       $227,806



The Notes to Financial Statements are an integral part of this statement.

MISSOURI CABLE TV CORPORATION
(a development stage company)
STATEMENT OF OPERATIONS


                                       Cumulative
             Period                    Since
             from         Three        Inception
             Inception    Months       (October
             (October     Ended        9, 1996)
             9, 1996) to  March        to March
             December     31. 1997     31, 1997
             31, 1996     (unaudited)  (unaudited)






Revenue      $     0      $     0       $     0

Operating
 expenses        225            0           225

   Operating
    loss      (  225)           0        (  225)

General and
 administra-
 tive
 expenses      6,718        3,344        10,062

Interest
 expense         820            0           820

    Net
    loss    ($ 7,763)     ($3,344)    ($ 11,107)

    Loss per
     common
     share    ($0.00)      ($0.00)       ($0.00)


The Notes to Financial Statements are an integral part of this statement.

MISSOURI CABLE TV CORPORATION
(a development stage company)
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
PERIOD FROM INCEPTION (OCTOBER 9, 1996)
TO DECEMBER 31, 1996 AND THREE MONTHS
ENDED MARCH 31, 1997 (unaudited)



                                         Deficit
                                       Accumulated
                                       During the
                   Common Stock        Development
                 Shares     Amount        Stage

Balance at
 inception,
 (October 9,
 1996)               0       $   0        $    0

   Contribution
    of equip-
    ment for
    common
    stock      1,800,000    179,611            0

   Net loss          0            0       (7,763)

Balance,
 December
 31, 1996      1,800,000    179,611       (7,763)

Unaudited

 Net loss            0            0       (3,344)

Balance,
 March 31,
 1997
 (unaudited)   1,800,000   $179,611     ($11,107)



The Notes to Financial Statements are an integral part of this statement.

MISSOURI CABLE TV CORPORATION
(a development stage company)
STATEMENT OF CASH FLOWS
PERIOD FROM INCEPTION (OCTOBER 9, 1996)
TO DECEMBER 3,1 1996 AND THREE MONTHS
ENDED MARCH 31, 1997 (unaudited)



                                       Cumulative
             Period                    Since
             from         Three        Inception
             Inception    Months       (October
             (October     Ended        9, 1996)
             9, 1996) to  March        to March
             December     31. 1997     31, 1997
             31, 1996     (unaudited)  (unaudited)


CASH FLOWS
FROM
OPERATING
ACTIVITIES
  Net loss    ($7,763)    ($3,344)     ($11,107)

  Adjustments
   to recon-
   cile net
   loss to
   net cash
   used in
   operating
   activities
   Amorti-
    zation        225         266           491
   Increase
    in due
    from
    affiliate (15,000)     (3,234)      (18,234)
   Increase
    in pre-
    paids           0        (910)         (910)
   Increase in
    accounts
    payable
    and
    accruals    9,001         301          9,302

     Net cash
     used in
     operating
     activities (13,537)   (6,921)       (20,458)



CASH FLOWS
FROM
INVESTING
ACTIVITIES
  Purchase of
   equipment     (6,721)   (1,758)       (8,479)
  Purchase of
   licenses
   and rights
   to leases
   of licenses  (16,000)   (5,000)      (21,000)

     Net cash
     used in
     investing
     activities (22,721)   (6,758)      (29,479)

CASH FLOWS
FROM
FINANCING
ACTIVITIES
  Proceeds
   from
   borrowings    50,000        0         50,000

     Net cash
     provided
     by financ-
     ing activ-
     ities       50,000        0         50,000

     Net
     increase
     (decrease)
     in cash     13,742   (13,679)           63

Cash at
 beginning of
 period               0    13,742             0

Cash at end
 of period      $13,742     $  63        $   63

NONCASH INVESTING ACTIVATES
  Contribution
   of equipment
   for common
   stock      ($179,611)     $  0     ($179,611)

The Notes to Financial Statements are an integral part of this statement.

MISSOURI CABLE TV CORPORATION
(a development stage company)
NOTES TO FINANCIAL STATEMENTS



NOTE 1.   NATURE OF BUSINESS, ORGANIZATION
          AND BASIS OF PRESENTATION

Missouri Cable TV Corporation (MCTV), was incorporated in the state of Louisiana on October 9, 1996 to operate in the wireless cable television industry. The original stockholders contributed equipment to MCTV upon incorporation on October 9, 1996 in exchange for all of the common shares of MCTV. MCTV owns licenses or rights to leases of licenses to wireless cable television channels in Poplar
Bluff, Missouri, which system has been
constructed and is ready for operation, and Lebanon, Missouri, which has yet to be constructed.

Effective December 31, 1996, the Company was acquired by Media Entertainment, Inc. (Media).
The stockholders of MCTV exchanged their shares of MCTV for stock in Media. The majority stockholder of MCTV at the time of the exchange is also the majority stockholder of Media.
MCTV will operate as a wholly owned subsidiary of Media pursuant to the acquisition.

The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business.

Since the Company is in the development stage, it has limited capital resources, insignificant revenue and a loss from operations since its inception. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. The uncertainty of these conditions raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to raise capital by obtaining financing and, eventually, through public or private offerings. Managementintends to use a portion of the proceeds from financing to begin marketing and installation activities and to provide working capital. Management believes that these actions will enable the Company to carry out its business plan and ultimately to achieve profitable operations.


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

   Broadcast Equipment

Equipment is recorded at cost. Depreciation will be calculated using a straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years.

MISSOURI CABLE TV CORPORATION
(a development stage company)
NOTES TO FINANCIAL STATEMENTS



NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES - continued

   Cash Equivalents

The Company considers all highly liquid
investments with original maturities of
ninety days or less from the date of purchase to be cash equivalents.

   Income Taxes

The Company provides deferred taxes for the tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. As of December 31, 1996, there are no significant differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future.


As of March 31, 1997 (unaudited), there were no significant deferred tax assets or liabilities.

   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Loss Per Common Share

Loss per common share is computed based on the loss for the period divided by the weighted average number of common shares outstanding during the period.

   Amortization

Licenses and rights to leases of licenses are being amortized on a straight-line basis over the licenses and lease rights periods of 5 to 15 years.

   Recently Issued Pronouncements

The FASB has also issued SFAS 128, "Earnings
Per Share" which establishes a new standard for computing and presenting earnings per share (EPS). Under SFAS 128, basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS reflects the potential dilution that could occur if all dilutive potential common shares had been issued. The Company is required to adopt
SFAS 128 for period ending after December 15, 1997. Earlier adoption is not permitted.
The Company anticipates that there will be no material impact on implementation of this standard.

MISSOURI CABLE TV CORPORATION
(a development stage company)
NOTES TO FINANCIAL STATEMENTS



NOTE 3.   FINANCIAL INSTRUMENTS

Financial instruments of the Company as of March 31, 1997 (unaudited) and December 31,
1996, consist principally of cash, due from affiliate, accounts payable and note payable to stockholder. Recorded values approximate fair values due to the short maturities of these instruments.


NOTE 4.   LICENSES AND RIGHTS TO LEASES OF
          LICENSES

The Company owns licenses or rights to leases of licenses in the following wireless cable markets:

Wireless Cable Market    Expiration Date

Poplar Bluff, Missouri   October 16, 2006
Lebanon, Missouri        October 16, 2006

Application for renewal of the license must be filed within a certain period prior to expiration.


NOTE 5.   NOTES PAYABLE - STOCKHOLDER


                            December    March 31,
                            31, 1996      1997
                                       (unaudited)

   Notes payable to majority
   stockholder, interest
   accrues at 8%, due on
   demand and unsecured     $50,000     $50,000


NOTE 6.   RELATED PARTY TRANSACTIONS

Due from affiliate at December 31, 1996
consists of $15,000 advance to Winter
Entertainment, Inc., a company related through common ownership.

Due from affiliate as of March 31, 1997
(unaudited), consists of advances to Winter
Entertainment, Inc. and to Media of $15,000 and $3,234, respectively.

INDEPENDENT AUDITOR'S REPORT


To the Board of Director's and Stockholder
Winter Entertainment, Inc.

We have audited the accompanying balance sheets of Winter Entertainment Inc., (a development stage company) as of December 31, 1996 and 1995 and the related statements of operations, changes in stockholder's equity and cash flows for the year ended December 31, 1996 and the period from inception (December 28, 1995) to December 31,
1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winter Entertainment, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from inception (December 28, 1995) to December 31,
1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in its development stage and has insignificant operating revenue. In addition, the Company has limited capital resources and a loss from operations since inception, all of which raise substantial doubt about its ability to continue as a going concern.
Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
April 3, 1997

2882

WINTER ENTERTAINMENT, INC.
(a development stage company)
BALANCE SHEETS


                  December   December    March
                  31, 1995   31, 1996   31, 1997
                                       (unaudited)
ASSETS

CURRENT ASSETS
  Cash             $   0       $ 760      $   702
  Due from
   affiliate           0      15,997       16,212

    Total
     current
     assets            0      16,757       16,914

PROPERTY AND
 EQUIPMENT
  Broadcast
   equipment, net
   of accumulated
   depreciation of
   $0, $706 and
   $882,
   respectively   10,587       9,881        9,705

LICENSE, net of
 accumulated
 amortization of
 $0, $500, and
 $613,
 respectively      6,750       6,250        6,137

TOTAL ASSETS     $17,337     $32,888      $32,756


LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Accounts
   payable        $   0      $ 1,768      $ 1,768
  Due to
   affiliate          0       15,000       15,000

    Total current
     liabilities      0       16,768       16,768

STOCKHOLDER'S EQUITY
  Common stock,
   no par value,
   1,500 shares
   authorized,
   issued
   and out-
   standing       17,337     17,337        17,337
  Deficit
   accumulated
   during the
   development
   stage              0     ( 1,217)      ( 1,349)

                  17,337     16,120        15,988

TOTAL LIABILITIES
 AND STOCK-
 HOLDER'S EQUITY  $17,337   $32,888       $32,756


The Notes to Financial Statements are an integral part of these statements.

WINTER ENTERTAINMENT, INC.
(a development stage company)
STATEMENTS OF OPERATIONS





                                        Cumulative
         Period                            Since
         From                            Inception
         Inception            Three      (December
        (December             Months     28, 1995)
        (28, 1995)  Year      Ended      to Decem-
         to Decem-  Ended     March       ber 31,
         ber 31,    December  31, 1997    March 31
        (unaudited) 31,1996 (unaudited)(unaudited)


Revenue      $  0       $3,337      $ 224         $3,561

Operating
 Expenses       0        4,543          0          4,543

  Operating
   income
   (loss)       0       (1,206)       224           (982)

General and
 administra-
 tive
 expenses       0           11        356            367

 Net income
  (loss)      $ 0      ($1,217)    ($ 132)       ($1,349)

Loss per
 common
 share        $ 0       ($0.81)    ($0.09)        ($0.90)



The Notes to Financial Statements are an integral part of these statements.

WINTER ENTERTAINMENT, INC.
(a development stage company)
STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
PERIOD FROM INCEPTION (DECEMBER 28, 1995) TO
DECEMBER 31, 1995, YEAR ENDED DECEMBER 31, 1996,
AND THREE MONTHS ENDED MARCH 31, 1997 (unaudited)



                                        Deficit
                                      Accumulated
                                      During the
                     Common Stock     Development
                    Shares   Amount      Stage

Balance at
 inception,
 (December 28,
  1995)                0      $ 0         $  0

  Contribution of
   equipment for
   common stock      1,500   17,337          0

   Net loss            0        0            0

Balance, December
 31, 1995            1,500   17,337          0

  Net loss             0        0        (1,217)

Balance, December
 31, 1996            1,500   17,337      (1,217)

Unaudited

  Net loss             0        0          (132)

Balance, March
 31, 1997            1,500  $17,337     ($1,349)



The Notes to Financial Statements are an integral part of these statements.

WINTER ENTERTAINMENT, INC.
(a development stage company)
STATEMENTS OF CASH FLOWS




                                        Cumulative
         Period                            Since
         From                            Inception
         Inception            Three      (December
        (December             Months     28, 1995)
        (28, 1995)  Year      Ended      to Decem-
         to Decem-  Ended     March       ber 31,
         ber 31,    December  31, 1997    March 31
        (unaudited) 31,1996 (unaudited)(unaudited)

CASH
FLOWS
FROM
OPERAT-
ING ACT-
IVITIES

Net
 income
 (loss)	      $ 0  ($1,217)   ($132)    ($1,349)

Adjustment
 to
reconcile
net income
(loss) to
net cash
provided
by
operating
activities

Depreciation
 and amor-
 tization      0     1,206      289        1,495
Increase in
 accounts
 receivable    0   (15,997)    (215)     (16,212)
Increase in
 accounts
 payable       0     1,768        0        1,768
Increase in
 due to
 affiliate     0    15,000        0       15,000

  Net cash
   provided
   by
   operating
  activities   0       760      (58)         702

  Net increase
  (decrease)
   in cash     0       760      (58)         702

Cash at
 beginning
 of period     0         0      760            0

Cash at end
 of period     0       760      702          702

NONCASH
INVESTING
ACTIVITIES
  Contribu-
  tion of
  equipment
  and license
  agreement
  for common
  stock     $17,337      0       0             0

The Notes to Financial Statements are an integral part of these statements.

WINTER ENTERTAINMENT, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS



NOTE 1.   NATURE OF BUSINESS, ORGANIZATION
		      AND BASIS OF PRESENTATION

Winter Entertainment, Inc. (WEI), was incorporated in the State of Delaware on December 28, 1995, to operate as a community television station in Baton
Rouge, Louisiana. The original stockholder contributed equipment and a license agreement to WEI upon incorporation on December 28, 1995 in exchange for all of the common shares of WEI.
Operations did not commence until February of 1996, therefore, no operations were shown prior to that date.

Effective December 31, 1996, the Company was acquired by
Media Entertainment, Inc. (Media).
The sole stockholder of WEI exchanged his shares of WEI for stock in Media. The sole stockholder of WEI at the time of the exchange is also the majority stockholder of Media. WEI will operate as a wholly owned subsidiary of MEDIA pursuant to the acquisition.

The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business.

Since the Company is in the development stage, it has limited capital resources, insignificant revenue and a loss from operations since its inception. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. The uncertainty of these conditions raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to raise capital by obtaining financing and, eventually, through public or private offerings. Management intends to use a portion of the proceeds from financing to increase the broadcast signal of the Company's community television station and to provide it with working capital. Management believes that these actions will enable the Company to carry out its business plan and ultimately to achieve profitable operations.


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES

   Broadcast Equipment

Equipment is recorded at cost. Depreciation will be calculated using a straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years.

WINTER ENTERTAINMENT, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS



NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

   Cash Equivalents

The Company considers all highly liquid
investments with original maturities of
ninety days or less from the date of purchase to be cash equivalents.

   Income Taxes

The Company provides deferred taxes for the tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. As of December 31, 1996, there are no significant differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future.
As of March 31, 1997 (unaudited), there were no significant deferred tax assets or liabilities.

   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Loss Per Common Share

Loss per common share is computed based on the loss for the period divided by the weighted average number of common shares outstanding during the period.

   Amortization

Licenses are being amortized on a straight-line basis over the license period of 5 years.

   Recently Issued Pronouncements

The FASB has issued SFAS 128, "Earnings Per
Share" which establishes a new standard for computing and presenting earnings per share
(EPS).  Under SFAS 128, basic EPS excludes
dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. It also requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS reflects the potential dilution that could occur if all dilutive potential common shares had been issued. The Company is required to adopt
SFAS 128 for period ending after December 15, 1997. Earlier adoption is not permitted.
The Company anticipates that there will be no material impact on implementation of this standard.

WINTER ENTERTAINMENT, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS



NOTE 3.   FINANCIAL INSTRUMENTS

Financial instruments of the Company consist principally of cash, accounts receivable and accounts payable. Recorded values approximate fair values due to the short maturities of these instruments.


NOTE 4.   LICENSES AND RIGHTS TO LEASES OF
          LICENSES

The Company owns a license to community
television channels in Baton Rouge, Louisiana which expires on July 1, 2007.

Application for renewal of the license must be filed within a certain period prior to expiration.


NOTE 5.  RELATED PARTY TRANSACTIONS

Due from affiliate consists primarily of legal fees paid on behalf of Media, the Company's parent. Due to affiliate of $15,000 consists of an advance to the Company from Missouri
Cable TV Corporation, a company related through common ownership.

Due from affiliate as of March 31, 1997
(unaudited), consists of legal fees paid on behalf of Media. Due to affiliate of $15,000 consists of an advance to the Company from Missouri Cable TV Corporation.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in thisProspectus in connection with the offering described herein, and, if given ormade, such information or representations must not be relied upon as havingbeen authorized by the Company. This Prospectus does not constitute anoffer to sell or a solicitation of an offer to buy any securities offered herebyin any jurisdiction in which such offer or solicitation is not authorized or inwhich the person making such offer of solicitation is not qualified to do soor to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall,under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date.

                                        TABLE OF CONTENTS
       Page

Additional Information
Prospectus Summary
The Company
Risk Factors
Use of Proceeds
Information Concerning ECA
Distribution of Securities
  of the Company
Dividends
Capitalization
Selected Financial Data
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations
Regulation
Business
Management
Certain Transactions
Principal Shareholders
Federal Income Taxes
Litigation
Description of Securities
Legal Matters
Experts
Index to Financial Statements                                            F-1




360,000 Shares

Common Stock
$.0001 par value


MEDIA
ENTERTAINMENT,
INC.




-------------------
PROSPECTUS
-------------------










________ , 1997







                                                 PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Estimated expenses payable by the Company in connection with the registration of Common Stock covered hereby are as follows:

Registration fee                                         $100.00
Underwriter's unaccountable expense allowance                 0.00
Printing and engraving expenses                                   3,000.00 *
Legal fees and expenses                                  27,500.00
Accounting fees and expenses                                       7,500.00
Blue Sky fees and expenses (including legal fees)               0.00
Transfer agent and registrar fees and expenses             5,000.00
Miscellaneous                                              750.00 *
                                          ---------------
(* estimate)            Total                             $43,850.00 *

Item 14.  Indemnification of Directors and Officers.

Registrant is a Nevada corporation. Section 78.751 of Nevada Revised Statutes (the ANevada Act@) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers. The Nevada Act further
provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of the shareholders or otherwise.

Section VIII of Registrant=s Bylaws, included as Exhibit 3.2 filed herewith, which provides for the indemnification of directors and officers, is incorporated herein by reference.

Registrant has purchased no insurance for indemnification of its officers
 and
directors, agents, etc., nor has there been any specific agreement for indemnification made between Registrant and any of its officers and directors, or others, with respect to indemnification for them arising out of their duties to Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy
 and
is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses
incurred or paid by a director, officer or controlling person of the
 Registrant
in the successful defense of any action, suit or proceeding) is asserted by such
director, officer or controlling person in connection with the securities being
registered, the Registrant will, unless in the opinion of its counsel the matter
has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Nevada Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

1. (a) Securities Sold. On November 1, 1996, a total of 1,800,000 shares of
           Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were sold to David M. Loflin (1,600,000 shares) and Waddell D. Loflin (200,000 shares).
     (c) Consideration. Such shares of Common Stock were sold for cash at a price of $.10 per share, or $1,800.00 in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
2.  (a)  Securities Sold.  On November 15, 1996, a total of 360,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were sold to Entertainment Corporation of America, a Delaware corporation.
      (c) Consideration. Such shares of Common Stock were sold for cash at a price of $.10 per share, or $360.00 in the aggregate.
      (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
3.  (a)  Securities Sold.  On December 20, 1996, 1,578,512 shares of Company Common Stock were issued.
     (b)  Underwriter or Other Purchasers.  Such shares of Common
            Stock were issued to David M. Loflin.
    (c) Consideration. Such shares of Common Stock were issued in exchange for assignments of licenses and leases of licenses of wireless cable channels and low power television stations, pursuant to a Subscription Agreement, at a value of $1.157 per share, or $1,826,873, in the aggregate.
   (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
4.  (a)  Securities Sold.  On December 20, 1996, 104,249 shares of
           Company Common Stock were issued.
     (b)  Underwriter or Other Purchasers.  Such shares of Common
            Stock were isssued to Waddell D. Loflin.
    (c) Consideration. Such shares of Common Stock were issued in exchange for an assignment of a license to operate a television station, pursuant to a Subscription Agreement, at a value of $1.157 per share, or $120,652, in the aggregate.
    (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
5.  (a)  Securities Sold.  On December 31, 1996, 227,336 shares of
           Company Common Stock were issued.
     (b)  Underwriter or Other Purchasers.  Such shares of Common
            Stock were issued to David M. Loflin.
     (c) Consideration. Such shares of Common Stock were issued in exchange for all of the capital stock of Winter
           Entertainment, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Reorgainzation, at a value of $1.157 per share, or $263,106, in the aggregate.
    (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
6.  (a)  Securities Sold.  On December 20, 1996, 1,929,903 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to David M. Loflin (1,179,389 shares), Alvin J. Bernard (21,443 shares), Clyde and Linda Bunker (32,165 shares), Ross and Becky Bravata (42,887 shares), Curtis
            Bunyett (10,722 shares), Mike and Lori Cohn (53,608), Denis
            Mantei (21,443 shares), Sareth Morm and Saoeth Im (32,165 shares), Nancy McRae L.T. dtd-12/4/86 (16,082 shares),
            Harold Miller (21,443 shares) Arthur Rodriguez (21,443 shares), Don Reid (214,434 shares), Linda Simmons (10,722 shares),
            David and Lynne Stenske (21,443 shares), Michael Stecher
            (26,804 shares), Glen and Maria Thomas (21,443 shares),
            Gilbert and Eliza Tobon (16,082 shares), Carlton P. Weise
            (32,165 shares), Dunn Revocable Trust (42,887 shares),
            Evangelical Center (26,804 shares), Ted L. Flory Revocable
            Trust (21,443 shares), Ross Carey Trust (21,443 shares) and 1993 Robbins Revocable Trust (21,443 shares)
    (c) Consideration. Such shares of Common Stock were issued in exchange for all of the capital stock of Missouri Cable TV Corp., a Louisiana corporation, pursuant to an Agreement and Plan of Reorgainzation, at a value of $1.157 per share, or $2,233,555, in the aggregate.
    (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
7.  (a)  Securities Sold.  On February 1, 1997, 150,000 shares of
           Company Common Stock were issued.
     (b)  Underwriter or Other Purchasers.  Such shares of
            Common Stock were issued to Newlan & Newlan, Attorneys at Law.
    (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting and Legal Services Agreement, at a value of $.40 per share, or $60,000, in the aggregate.
    (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
8.  (a)  Securities Sold.  On March 7, 1997, 20,000 shares of
           Company Common Stock were sold.
     (b)  Underwriter or Other Purchasers.  Such shares of Common
            Stock were issued to Michael Cohn.
    (c) Consideration. Such shares of Common Stock were sold for cash pursuant to a Stock Purchase Agreement, at a price of $2.50 per share, or $50,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.

Item 16.  Exhibits and Financial Statements Schedules.

1.   Exhibits.

Exhibit No.          Description
--------------          --------------
#  2.1                   Agreement and Plan of Reorganization, dated as
                            of December 31, 1996, among Registrant, Winter Entertainment, Inc., a Delaware corporation, and its Shareholder.
#  2.2                   Agreement and Plan of Reorganization, dated as of
                            December 31, 1996, among Registrant, Missouri Cable TV Corp., a Louisiana corporation, and its Shareholders.
#  3.1                   Articles of Incorporation of Registrant.
#  3.2                   Bylaws of Registrant.
+  4.1                   Specimen Common Stock Certificate.
#  5.1                   Opinion of Newlan & Newlan, Attorneys at Law, re:
                            Legality.
#  8.1                   Opinion of Newlan & Newlan, Attorneys at Law, re:
                            Taxes.
#  10.1                 Letter Agreement, dated November 15, 1996, between
                            Registrant and Entertainment Corporation of America.
#  10.2                 Subscription Agreement, dated as of December 20,
                            1996, between Registrant and David M. Loflin.
#  10.3                 Subscription Agreement, dated as of December 20,
                            1996, between Registrant and Waddell D. Loflin.
#  10.4                 Office Lease, dated as of December 2, 1996, between
                            Registrant and 8674 Corporation.
#  10.5                 Assignment and Assumption Agreement, dated as
                            of October 17, 1996, between Northeast Telecom, Inc. and Missouri Cable TV Corp., relating to Channel K26EC, Poplar Bluff, Missouri.
#  10.6                Assignment and Assumption Agreement, dated as
                       of October 17, 1996, between Northeast Telecom, Inc.
 and
                           Missouri Cable TV Corp., relating to Channel K31EB,
                            Poplar Bluff, Missouri.
#  10.7                Assignment and Assumption Agreement, dated as of
                     October 17, 1996, between Northeast Telecom, Inc. and
                     Missouri Cable TV Corp., relating to Channel K56FP,
                            Poplar Bluff, Missouri.
#  10.8                 Assignment and Assumption Agreement, dated as
                     of October 17, 1996, between Northeast Telecom, Inc.
                            and Missouri Cable TV Corp., relating to Channel K61FY, Poplar Bluff, Missouri.
#  10.9	                Assignment and Assumption Agreement, dated as
                      of October 17, 1996, between Northeast Telecom, Inc.
                            and Missouri Cable TV Corp., relating to Channel K59FE, Poplar Bluff, Missouri.
#  10.10               Assignment and Assumption Agreement, dated
                            as of October 17, 1996, between Northeast Telecom,
 Inc.
                           and Missouri Cable TV Corp., relating to Channel K35EP, Poplar Bluff, Missouri.
#  10.11              Assignment and Assumption Agreement, dated as
                          of October 17, 1996, between Northeast Telecom, Inc. and Missouri Cable TV Corp., relating to Channel K28ED, Poplar Bluff, Missouri.
#  10.12             Assignment and Assumption Agreement, dated as
                          of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K68FL, Poplar Bluff, Missouri.
#  10.13             Assignment and Assumption Agreement, dated
                     as of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K18EK, Lebanon, Missouri.
#  10.14             Assignment and Assumption Agreement, dated as
                     of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K29DA, Lebanon, Missouri.
#  10.15             Assignment and Assumption Agreement, dated as
                     of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K31EC, Lebanon, Missouri.
# 10.16              Assignment and Assumption Agreement, dated
                     as of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K40EP, Lebanon, Missouri.
#  10.17             Assignment and Assumption Agreement, dated
                     as of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K51ES, Lebanon, Missouri.
#  10.18             Assignment and Assumption Agreement, dated
                     as of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K53FK, Lebanon, Missouri.
#  10.19             Assignment and Assumption Agreement, dated
                     as of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K55HD, Lebanon, Missouri.
#  10.20             Assignment and Assumption Agreement, dated
                     as of October 17, 1996, between Northeast Telecom, Inc.
                     and Missouri Cable TV Corp., relating to Channel
                     K59FD, Lebanon, Missouri.
#  10.21             Assignment of Contract for Programming, dated
                     as of December 1, 1995, between Gulf Atlantic
                     Communications, Inc. And Winter Entertainment,
                     Inc., relating to television station K13VE, Baton
                     Rouge, Louisiana.
#  10.22             Letter of Understanding, dated as of January 6,
                     1997, between Registrant and Open Net, Inc., relating to
                     wireless internet territory rights.
#  10.23           Joint Venture Agreement, dated as of January 24,
                     1997, between Registrant and Web One, Inc., relating to
                     a joint venture to operate as a wireless internet
                     service provider.
#  10.24           License Agreement, dated as of February 1,
                     1996, between Registrant and Web One, Inc., relating to
                     the licensing of a trademark.
#  10.25           Consulting and Legal Services Agreement, dated as
                     of February 1, 1997, between Registrant and Newlan &
                     Newlan, Attorneys at Law, relating to the performance
                     of consulting and legal services.
#  10.26           Stock Purchase Agreement, dated as of March 10,
                   1997, between Registrant and Michael Cohn, relating to the sale of Common Stock.
#  10.27           Promissory Note, face amount $25,000, dated
                     October 14, 1996, with Missouri Cable TV Corp. as maker
                      and David M. Loflin as payee.
#  10.28           Promissory Note, face amount $15,000, dated
                      October 22, 1996, with Winter Entertainment, Inc. as
                      maker and David M. Loflin as payee.
#  10.29           Promissory Note, face amount $20,000, dated
                      November 15, 1996, with Missouri Cable TV Corp. as
                      maker and David M. Loflin as payee.
#  10.30          Promissory Note, face amount $8,000, dated January
                      31, 1996, with Registrant as maker and David M.
                      Loflin as payee.
#  10.31         Agreement Appointing Securities Transfer
                      Corporation as Transfer Agent and Registrar, dated
                      February 6, 1997, between Registrant and Securities
                      Transfer Corporation.
#  22.1           Subsidiaries of Registrant.
*  24.1           Consent of Weaver and Tidwell, L.L.P., independent auditor.
#  24.2           Consent of Newlan & Newlan, Attorneys at Law.
________________
#    Filed previously.
*    Filed herewith.
+    To be filed by amendment.

2.   Financial Statement Schedules.

All schedules are omitted since they are furnished elsewhere in the Prospectus.

Item 17.   Undertakings.

The undersigned Registrant hereby undertakes:

1.  (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (I)   To included any prospectus required by
                   Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act);

           (II) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (III) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such
indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against
such liabilities (other than the payment by the registrant of expenses incurred
or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being
registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the
Registrant has duly caused this Amendment to the Registration Statement on
Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on May 27,
 1997.

                            MEDIA ENTERTAINMENT, INC.

                            By:     /s/ David M. Loflin
                                       David M. Loflin
                                       President

Pursuant to the requirements of the Securities Act of 1933, this
 Registration
Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signatures                                  Title     Date


/s/ David M. Loflin        President (Principal                 May 27, 1997
David M. Loflin              Executive Officer and
                                        Principal Accounting
                                        Officer) and Director

/s/ Waddell D. Loflin     Vice President, Secretary         May 27, 1997
Waddell D. Loflin           and Director


/s/ Richard N. Gill          Director                    May 27, 1997
Richard N. Gill


/s/ Ross S. Bravata         Director                     May 27, 1997
Ross S. Bravata


/s/ Michael Cohn            Director                     May 27, 1997
Michael Cohn